Responsibility for the Annual Report
Alcan's management is responsible for the preparation, integrity and fair presentation of the financial statements and other information in the Annual Report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, where appropriate, estimates based on the best judgment of management. A reconciliation with Canadian generally accepted accounting principles is also presented. Financial and operating data elsewhere in the Annual Report are consistent with that contained in the accompanying financial statements.

Alcan's policy is to maintain systems of internal accounting, administrative and disclosure controls of high quality consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate and reliable and that Company assets are adequately accounted for and safeguarded. The Board of Directors oversees the Company's systems of internal accounting, administrative and disclosure controls through its Audit Committee, which is comprised of directors who are not employees. The Audit Committee meets regularly with representatives of the shareholders' independent auditors and management, including internal audit staff, to satisfy themselves that Alcan's policy is being followed. In addition, a Disclosure Committee of management has been established to manage disclosure of corporate information and oversee the functioning of the Company's disclosure controls and procedures.

The Audit Committee has recommended the appointment of PricewaterhouseCoopers LLP as the independent auditors, subject to approval by the shareholders.

The financial statements have been reviewed by the Audit Committee and, together with the other required information in this Annual Report, approved by the Board of Directors. In addition, the financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

((Signature))
Travis Engen, President and Chief Executive Officer

((Signature))
Geoffery E. Merszei, Executive Vice-President and Chief Financial Officer
March 16, 2005

Management's Report on Internal Control over Financial Reporting

Management of Alcan is responsible for establishing and maintaining adequate internal control over financial reporting. Alcan's internal control over financial reporting is a process designed under the supervision of Alcan's principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

As of December 31, 2004, management conducted an assessment of the effectiveness of the Company's internal control over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This assessment identified one control deficiency in the Company's internal control over financial reporting that constitutes a material weakness, as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2, that existed as of December 31, 2004.  The deficiency in question was that the Company's methodology for allocating goodwill resulted in an excess allocation of goodwill to one reporting unit consisting of certain fabricating businesses acquired in the Pechiney Combination and for which the Company properly determined goodwill to be impaired in the fourth quarter of 2004.  The excess allocation of goodwill to the reporting unit resulted in an overstatement of the fourth quarter 2004 goodwill impairment charge of which $109 million related to this material weakness.  The appropriate corrections were made prior to the completion of the financial statements and resulted in an increase to the Company's net income for the year and for the fourth quarter of 2004, but did not have any effect on previously filed financial statements.  Because of the existence of the deficiency in question at year-end, management has concluded that the Company's internal control over financial reporting was ineffective as of December 31, 2004.

Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing below, which expresses an unqualified opinion on management's assessment and, due to the control deficiency described above, an adverse opinion with respect to the effectiveness of the Company's internal control over financial reporting as of December 31, 2004.

Remediation of the Deficiency

The deficiency in question was corrected by making appropriate changes to the Company's documented accounting policies and procedures for allocating goodwill to reporting units acquired in a business combination.

OECD Guidelines

The Organization for Economic Cooperation and Development (OECD), which consists of 30 industrialized countries including Canada, has established guidelines setting out an acceptable framework of reciprocal rights and responsibilities between multinational enterprises and host governments. Alcan supports and complies with the OECD guidelines and has a Worldwide Code of Employee and Business Conduct, which is consistent with them.

Independent Auditors' Report

To the Shareholders of Alcan Inc.

We have audited the accompanying consolidated balance sheets of Alcan Inc. (the "Company") as at December 31, 2004, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. We have also audited the effectiveness of the Company's internal control over financial reporting as at December 31, 2004, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") and management's assessment thereof, included in the accompanying Management's Report on Internal Control over Financial Reporting.  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audits.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

We conducted our audits of the Company's financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We conducted our audit of the effectiveness of the Company's internal control over financial reporting and management's assessment thereof in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment. The deficiency in question was that the Company's methodology for allocating goodwill resulted in an excess allocation of goodwill to one reporting unit consisting of certain fabricating businesses acquired in the Pechiney Combination and for which the Company properly determined goodwill to be impaired in the fourth quarter of 2004.  The excess allocation of goodwill to the reporting unit resulted in an overstatement of the fourth quarter 2004 goodwill impairment charge.  The appropriate corrections were made prior to the completion of the financial statements and resulted in an increase to the Company's net income for the year and for the fourth quarter of 2004, but did not have any effect on previously filed financial statements.  Such a control deficiency, if not remediated, could result in a material misstatement to the financial statements that would not be prevented or detected.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company's internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

((Signature))

PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Quebec

March 16, 2005

Independent Auditors' Report (cont'd)

Comments by Auditor on Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes described in Note 4 to the financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders of Alcan Inc. dated March 16, 2005, with respect to the financial statements, is expressed in accordance with Canadian reporting standards which do not permit a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

((Signature))

PricewaterhouseCoopers LLP
Montreal, Quebec
March 16, 2005

Alcan Inc.

CONSOLIDATED STATEMENT OF INCOME
Year ended December 31
(in millions of US$, except per share amounts)

	2004	2003	2002

Sales and operating revenues	24,885	13,850	12,483

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	20,203	11,171	10,032
Depreciation and amortization (NOTE 9)	1,337	862	772
Selling, administrative and general expenses	1,612	758	580
Research and development expenses	239	190	115
Interest	346	212	198
Goodwill impairment (NOTE 9)	154	28	-
Other expenses (income) - net (NOTE 16)	406	131	119
	24,297	13,352	11,816
Income from continuing operations before income taxes and
other items	588	498	667
Income taxes (NOTE 11)	375	258	287
Income from continuing operations before other items	213	240	380
Equity income (NOTE 12)	54	38	44
Minority interests	(15)	(16)	(3)
Income from continuing operations	252	262	421
Income (Loss) from discontinued operations (NOTE 5)	6	(159)	(21)
Income before cumulative effect of accounting changes	258	103	400
Cumulative effect of accounting changes, net of income
taxes of nil ($17 in 2003 and nil in 2002) (NOTES 4 AND 9)	-	(39)	(748)
Net income (Loss)	258	64	(348)
Dividends on preference shares	6	7	5
Net income (Loss) attributable to common shareholders	252	57	(353)
Earnings (Loss) per share (NOTE 6)
Basic and Diluted
Income from continuing operations	0.67	0.79	1.29
Income (Loss) from discontinued operations	0.02	(0.49)	(0.07)
Cumulative effect of accounting changes	-	(0.12)	(2.32)
Net income (Loss) per common share - basic and diluted	0.69	0.18	(1.10)
Dividends per common share	0.60	0.60	0.60

The accompanying notes are an integral part of the financial statements.

 Alcan Inc.

CONSOLIDATED BALANCE SHEET

As at December 31
(in millions of US$, except where indicated)

	2004	2003	2002
ASSETS
Current assets
Cash and time deposits	184	686	97
Trade receivables (net of allowances of $99 in 2004, $92 in 2003,
and $56 in 2002) (NOTES 14 AND 15)	3,232	2,937	1,390
Other receivables	936	686	676
Deferred income taxes (NOTE 11)	214	49	-
Inventories (NOTE 17)	4,029	3,663	1,862
Current assets held for sale (NOTE 5)	817	1,093	116
Total current assets	9,412	9,114	4,141
Deferred charges and other assets (NOTE 18)	2,877	1,563	1,178
Deferred income taxes (NOTE 11)	870	892	189
Property, plant and equipment (NOTE 19)
Cost (excluding construction work in progress)	21,922	22,030	16,238
Construction work in progress	816	637	516
Accumulated depreciation	(9,445)	(8,509)	(7,319)
	13,293	14,158	9,435
Intangible assets, net of accumulated amortization of $172 in 2004,
$86 in 2003, and $52 in 2002 (NOTE 9)	1,230	1,160	452
Goodwill (NOTE 9)	5,496	4,686	2,136
Long-term assets held for sale (NOTE 5)	163	375	230
Total assets	33,341	31,948	17,761

Alcan Inc.

CONSOLIDATED BALANCE SHEET (cont'd)

As at December 31
(in millions of US$, except where indicated)

	2004	2003	2002
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	5,464	4,846	2,483
Short-term borrowings	2,486	1,764	378
Debt maturing within one year (NOTE 23)	569	341	249
Deferred income taxes (NOTE 11)	23	81	-
Current liabilities of operations held for sale (NOTE 5)	714	559	69
Total current liabilities	9,256	7,591	3,179
Debt not maturing within one year (NOTES 23 AND 29)	6,345	7,437	3,120
Deferred credits and other liabilities (NOTE 22)	4,975	4,306	1,996
Deferred income taxes (NOTE 11)	1,543	1,696	1,010
Long-term liabilities of operations held for sale (NOTE 5)	260	238	14
Minority interests	236	403	150

Shareholders' equity
Redeemable non-retractable preference shares (NOTE 24):
Series C: stated value $106, issuable in series, unlimited; number of
shares authorized and outstanding 5,700,000	106	106	106
Series E: stated value $54, issuable in series, unlimited; number of
shares authorized and outstanding 3,000,000	54	54	54
Common shareholders' equity
Common shares, unlimited number of shares authorized, outstanding
(in thousands): 369,930 in 2004; 365,181 in 2003; 321,470 in 2002 (NOTE 25)	6,670	6,461	4,731
Additional paid-in capital (NOTES 8 AND 26)	112	128	42
Retained earnings (NOTE 27)	3,362	3,331	3,467
Common shares held by a subsidiary (NOTE 25)	(35)	(56)	-
Accumulated other comprehensive income (loss)	457	253	(108)
	10,566	10,117	8,132
	10,726	10,277	8,292
Commitments and contingencies (NOTE 28)
Total liabilities and shareholders' equity	33,341	31,948	17,761

The accompanying notes are an integral part of the financial statements.

Approved by the Board:

((Signature))
Travis Engen, Director
((Signature))
L. Denis Desautels, Director

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31
(in millions of US$)

	2004	2003	2002
OPERATING ACTIVITIES
Net income (Loss)	258	64	(348)
Loss (Income) from discontinued operations	(6)	159	21
Income (Loss) from continuing operations	252	223	(327)
Adjustments to determine cash from operating activities:
Cumulative effect of accounting changes	-	39	748
Depreciation and amortization	1,337	862	772
Deferred income taxes	45	(2)	91
Equity income, net of dividends	(16)	(11)	(18)
Asset impairment provisions	98	36	33
Goodwill impairment	154	28	-
Stock option compensation	11	13	11
Write-off of acquired in-process research and development	-	50	-
Loss (Gain) on sales of businesses and investment - net	(47)	(44)	9
Change in operating working capital
Change in receivables	(435)	339	73
Change in inventories	24	69	86
Change in payables and accrued liabilities	233	61	(112)
Change in deferred charges, other assets, deferred credits
and other liabilities - net	27	101	171
Other - net	79	37	(18)
Cash from operating activities in continuing operations	1,762	1,801	1,519
Cash from operating activities in discontinued operations	110	11	15
Cash from operating activities	1,872	1,812	1,534
FINANCING ACTIVITIES
Proceeds from issuance of new debt	1,768	3,638	816
Debt repayments	(1,615)	(593)	(1,093)
Short-term borrowings - net	(543)	577	(209)
Common shares issued *	100	42	16
Dividends
- Alcan shareholders (including preference)	(227)	(200)	(197)
- Minority interests	(13)	(11)	(6)
Other	(11)	-	-
Cash from (used for) financing activities in continuing operations	(541)	3,453	(673)
Cash from (used for) financing activities in discontinued operations	(35)	(29)	2
Cash from (used for) financing activities	(576)	3,424	(671)

* Excludes the non-cash impact of common shares issued in exchange for Pechiney securities.  See note 8 - Acquisition of Pechiney.

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)

Year ended December 31
(in millions of US$)

	2004	2003	2002
INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	(1,289)	(838)	(627)
Business acquisitions, net of cash and time deposits acquired (NOTES 8 AND 20)	(466)	(3,819)	(346)
Net proceeds from disposal of businesses, investments and other assets	35	63	113
Other	(8)	-	-
Cash used for investment activities in continuing operations	(1,728)	(4,594)	(860)
Cash from (used for) investment activities in discontinued operations	(22)	17	(19)
Cash used for investment activities	(1,750)	(4,577)	(879)
Effect of exchange rate changes on cash and time deposits	16	21	10
Increase (Decrease) in cash and time deposits	(438)	680	(6)
Cash and time deposits ─ beginning of year	778	98	104
Cash and time deposits ─ end of year in continuing operations	184	686	97
Cash and time deposits ─ end of year in current assets held for sale (NOTE 5)	156	92	1
Cash and time deposits ─ end of year	340	778	98

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Year ended December 31
(in millions of US$)

	Comprehen-sive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at end of 2001		160	4,713	33	4,012	-	(348)	8,570
Loss - 2002	(348)				(348)			(348)
Other comprehensive income:
Net change in deferred translation
adjustments	413
Net change in excess of market value
over book value of "available-for-
sale" securities	8
Reclassification to net income	(10)
Net change in minimum pension liability
- net of taxes of $81	(171)						240	240
Comprehensive loss	(108)
Dividends:
Preference					(5)			(5)
Common					(192)			(192)
Stock option expense				11				11
Exercise of stock options			2	(2)				-
Common shares issued for cash:
Executive share option plan			7					7
Dividend reinvestment and share
purchase plans			9					9
Balance at end of 2002		160	4,731	42	3,467	-	(108) a	8,292
Net income - 2003	64				64			64
Other comprehensive income:
Net change in deferred translation
adjustments	404
Net change in excess of market value
over book value of "available-for-
sale" securities	8
Reclassification to net income	(8)
Net change in minimum pension liability -
net of taxes of $8	(31)
Net change in unrealized gains and
losses on derivatives, net of taxes
of $5:
Net change from periodic
revaluations	(12)						361	361
Comprehensive income	425
Dividends:
Preference					(7)			(7)
Common					(193)			(193)
Stock option expense				13				13
Exercise of stock options			7	(7)				-
Cost of Pechiney options				80				80
Common shares held by a subsidiary						(56)		(56)
Common shares issued for cash:
Executive share option plan			22					22
Dividend reinvestment and share
purchase plans			20					20
Common shares issued in exchange
for tendered Pechiney securities			1,681					1,681
Balance at end of 2003		160	6,461	128	3,331	(56)	253 b	10,277

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (cont'd)

Year ended December 31
(in millions of US$)

	Comprehen- sive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Net income - 2004	258				258			258
Other comprehensive income:
Net change in deferred translation
adjustments	454
Net change in excess of market value
over book value of "available-for-
sale" securities	2
Reclassification to net income	-
Net change in minimum pension liability -
net of taxes of $82	(200)
Net change in unrealized gains and
losses on derivatives, net of taxes
of $24:
Net change from periodic
revaluations	(65)
Net amount reclassified to income	13						204	204
Comprehensive income	462
Dividends:
Preference					(6)			(6)
Common					(221)			(221)
Stock option expense				11				11
Exercise of stock options			27	(27)				-
Common shares held by a subsidiary						21		21
Common shares issued for cash:
Executive share option plan			60					60
Dividend reinvestment and share
purchase plans			28					28
Liquidity Agreement			12					12
Common shares issued in exchange
for tendered Pechiney securities			82					82
Balance at end of 2004		160	6,670	112	3,362	(35)	457 c	10,726

a.     Comprised of deferred translation adjustments of $205, unrealized gain on "available-for-sale" securities of $6, and minimum pension liability of  ($319).

b.    Comprised of deferred translation adjustments of $609, unrealized gain on "available-for-sale" securities of $6, minimum pension liability of ($350) and unrealized loss on derivatives of ($12).

c.     Comprised of deferred translation adjustments of $1,063, unrealized gain on "available-for-sale" securities of $8, minimum pension liability of ($550) and unrealized loss on derivatives of ($64).

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

1.         NATURE OF OPERATIONS

Alcan is engaged, together with its subsidiaries, joint ventures and related companies, in a variety of aspects of the aluminum and packaging businesses on an international scale. Its operations include the mining and processing of bauxite, the basic aluminum ore; the refining of bauxite into smelter-grade and specialty alumina; the generation of electric power for use in smelting aluminum; the smelting of aluminum from alumina; the recycling of used and scrap aluminum; the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-fabricated and finished products; the producing and converting of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic and health sectors; the distribution and marketing of aluminum, non-aluminum and packaging products; and, in connection with its aluminum operations, the licensing of alumina and aluminum production technology and related equipment.

As at December 31, 2004, Alcan, together with its subsidiaries, joint ventures and related companies, had bauxite holdings in six countries, produced alumina in six countries, smelted primary aluminum in 13 countries, operated rolled products plants in 12 countries, had engineered products plants in 11 countries, had packaging facilities in 27 countries and had sales outlets and maintained warehouse inventories in the larger markets of the world. Alcan also operated a global transportation network that included the operation of bulk cargo vessels, port facilities and freight trains.

Pechiney - Basis of Presentation
As described in note 8 - Acquisition of Pechiney, Alcan acquired Pechiney on December 15, 2003. Pechiney refers to Pechiney, a French société anonyme, and, where applicable, its consolidated subsidiaries. The balance sheet of Pechiney is included in the consolidated financial statements commencing on December 31, 2003, and the statements of income and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004.

Spin-off of Rolled Products Businesses - Basis of Presentation
On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 7 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Subsequent to the spin-off, Alcan's rolled products operations will comprise five facilities in four countries.  Four of these facilities will be part of the Engineered Products operating segment, and one of these facilities will be a shared facility between the Engineered Products and the Packaging operating segments.

The balance sheets, statements of income and cash flows of the businesses transferred to Novelis are included in Alcan's consolidated financial statements for all periods presented.  Alcan's consolidated financial statements for all periods subsequent to December 31, 2004 will not include the balance sheets, statements of income and cash flows of the businesses transferred to Novelis.  See note 7 - Spin-off of Rolled Products Businesses for Alcan's unaudited pro forma condensed consolidated financial information, giving effect to the spin-off of Novelis.

2.         CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial statements were restated in accordance with the guidance provided under U.S. GAAP. Note 35 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) provides an explanation and reconciliation of differences between U.S. and Canadian GAAP.

The Company adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

3.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions.  These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements.  They may also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Business Combinations

All business combinations are accounted for using the purchase method.  Under the purchase method, assets and liabilities of the acquired entity are recorded at fair value.  The excess of the purchase price over the fair value of the assets and liabilities acquired is recorded as goodwill.

Principles of Consolidation

The consolidated financial statements include the accounts of subsidiaries that are controlled by Alcan, all of which are majority owned, as well as a variable interest entity, in which the Company is the primary beneficiary.  Investments in entities over which Alcan has significant influence are accounted for using the equity method.  Under the equity method, Alcan's investment is increased or decreased by Alcan's share of the undistributed net income or loss and deferred translation adjustments since acquisition.  Investments in joint ventures over which Alcan has an undivided interest in the assets and liabilities are consolidated to the extent of Alcan's ownership or participation in the assets and liabilities.  All other investments in joint ventures are accounted for using the equity method.  Investments for which there is an active market available are accounted for as available-for-sale.  Other investments are accounted for using the cost method.  Under the cost method, dividends received are recorded as income.

Intercompany balances and transactions, including profits in inventories, are eliminated in the consolidated financial statements.

Foreign Currency

The assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located principally in Europe and Asia), are translated into U.S. dollars at the year-end exchange rates.  Revenues and expenses are translated at average exchange rates for the year.  Differences arising from exchange rate changes are included in the Deferred translation adjustments (DTA) component of Accumulated other comprehensive income. If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net. All other operations, including most of those in Canada, have the U.S. dollar as the functional currency.  For these operations, monetary items denominated in currencies other than the U.S. dollar are translated at year-end exchange rates and translation gains and losses are included in income.  Non-monetary items are translated at historical rates.

The Company has entered into foreign currency contracts and options to hedge certain future, identifiable foreign currency revenue and operating cost exposures.  All such contracts are reported at fair value on the Consolidated Balance Sheet.  For contracts qualifying and designated as cash flow hedges, the effective portion of the changes in fair value is recorded in Other comprehensive income and reclassified to Sales and operating revenues, Cost of sales and operating expenses, or Depreciation and amortization, as applicable, concurrently with the recognition of the item being hedged.  The portion of the change in the contract's fair value that is not effective at offsetting the hedged exposure is recorded in Other expenses (income) - net.  For contracts qualifying as fair value hedges, changes in fair value are recorded in the statement of income together with the changes in the fair value of the hedged item.  For contracts not qualifying as hedges, changes in fair value are recorded in Other expenses (income) - net.

Foreign currency forward contracts and swaps are also used to hedge certain foreign currency denominated debt and intercompany foreign currency denominated loans.  Changes in the fair value of these contracts are recorded in Other expenses (income) - net concurrently with the changes in the fair value of the foreign currency denominated debt and intercompany foreign currency denominated loans being hedged.

The Company has entered into forward exchange contracts to hedge certain foreign currency denominated net equity investments.  All such contracts are reported at fair value on the Consolidated Balance Sheet.  Changes in fair value are reported in the DTA component of Accumulated other comprehensive income concurrently with translation exchange gains and losses related to the equity being hedged.  If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

3.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Revenue Recognition

Revenue from product sales, net of trade discounts and allowances, is recognized once delivery has occurred provided that persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.  Revenue from services is recognized as services are rendered and accepted by the customer.

The Company reports trading revenues and costs for aluminum contracts on a net basis in Sales and operating revenues rather than on a gross basis.  This applies only to those third-party metal sales contracts sourced from third parties.  This accounting treatment reduced Sales and operating revenues by $1,193, Cost of sales and operating expenses by $1,182, and Other expenses (income) ─ net by $11, for the year ended December 31, 2004.

Shipping and Handling Costs

Amounts charged to customers related to shipping and handling are included in Sales and operating revenues, and related shipping and handling costs are recorded in Cost of sales and operating expenses.

Commodity Contracts and Options

Generally, all of the forward metal contracts and options serve to hedge certain future identifiable aluminum price exposures.  For these contracts, the fair values of the derivatives are recorded on the Consolidated Balance Sheet.  For contracts qualifying as cash flow hedges, the effective portions of the changes in fair value are recorded in Other comprehensive income and are reclassified, together with related hedging costs, to Sales and operating revenues or Cost of sales and operating expenses, concurrently with the recognition of the underlying item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.

All oil, natural gas and electricity futures contracts, swaps and options are recorded at fair value on the balance sheet.  For contracts qualifying as cash flow hedges, the effective portions of the changes in the fair value are recorded in Other comprehensive income and are reclassified to the statement of income concurrently with the recognition of the underlying item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.  For contracts not qualifying for hedge accounting, changes in fair value are recorded in Other expenses (income) - net.

Physical aluminum purchase and sales contracts with third parties and related aluminum forward contracts are considered to be derivatives held for trading purposes and are recorded at fair value on the balance sheet.  Changes in fair value are recorded on a net basis in Sales and operating revenues.

In circumstances where the Company's  purchase or sales contracts for a commodity contain derivative characteristics, these contracts, excluding those considered to be derivatives held for trading purposes, are generally not recorded at fair value as they involve quantities that are expected to be used or sold in the normal course of business over a reasonable period of time.

Interest Rate Swaps

The Company enters into interest rate swap agreements to manage its exposure  to fluctuations in interest rates on its long-term debt.  These swaps are marked-to-market in the financial statements and all changes in fair value are recorded in Other expenses (income) - net.

Inventories

Inventories are stated at cost (determined for the most part on the monthly average cost method) or net realizable value, whichever is lower.  Cost includes material, labour and manufacturing overhead costs.

Capitalization of Interest Costs

The Company capitalizes interest costs associated with the financing of major capital expenditures up to the time the asset is ready for its intended use.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

3.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Sale of Receivables

When the Company sells certain receivables, it retains servicing rights and provides limited recourse, which constitute retained interests in the sold receivables.  No servicing asset or liability is recognized in the financial statements as the fees received by the Company reflect the fair value of the cost of servicing these receivables.  The related purchase discount is included in Other expenses (income) - net.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Additions, improvements and major renewals are capitalized; normal maintenance and repair costs are expensed.   Depreciation is calculated on the straight-line method using rates based on the estimated useful lives of the respective assets.  The principal rates range from 2% to 10% for buildings and structures, 1% to 4% for power assets and 3% to 20% for chemical, smelter and fabricating assets. Gains or losses from the sale of assets are included in Other expenses (income) - net.

Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.  An impairment loss is recognized when the carrying amount of the assets exceeds the future undiscounted cash flows expected from the asset.  Any impairment loss is measured as the amount by which the carrying amount exceeds the fair value.  Such evaluations for impairment are significantly impacted by estimates of future prices for the Company's product, capital needs, economic trends in the market and other factors.  Quoted market values are used whenever available to estimate fair value.  When quoted market values are unavailable, the fair value of the long-lived asset is generally based on estimates of discounted expected net cash flows.  Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell and are not depreciated while classified as held for sale.

Goodwill

Goodwill is tested for impairment on an annual basis at the reporting unit level and is also tested for impairment when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying value.  Fair value is determined using discounted cash flows.

Intangible Assets

Intangible assets are primarily trademarks and patented and non-patented technology, purchase contracts and customer contracts all of which have finite lives.  Intangible assets are recorded at cost less accumulated amortization and are amortized over their useful life, which is generally 15 years, using the straight-line method of amortization.

Legal Claims

Accruals for legal claims are made when it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

Environmental Costs and Liabilities

Environmental costs for legal obligations associated with the retirement of a tangible long-lived asset that result from its acquisition, construction, development or normal operation are recognized at their fair values when incurred and a corresponding asset retirement cost is added to the carrying amount of the related asset.  In subsequent periods, the carrying amount of the liability is adjusted to reflect the passage of time and any changes in the timing or amount of the underlying future cash flows.  The asset retirement cost is amortized to expense over the asset's useful life.

Environmental costs that are not legal asset retirement obligations are expensed or capitalized, as appropriate.  Environmental expenditures of a capital nature that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent environmental contamination that has yet to occur are included in Property, plant and equipment and are depreciated generally over the remaining useful life of the underlying asset.  Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenues, are expensed when probable and estimable and are normally included in Cost of sales and operating expenses except for large, unusual amounts, which are included in Other expenses (income) - net.  Recoveries relating to environmental liabilities are recorded when received.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Pensions and Post-Retirement Benefits

Using appropriate actuarial methods and assumptions, the Company's defined benefit pension plans are accounted for in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions.  Other post-retirement benefits are accounted for in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.  Pension and post-retirement benefit obligations are actuarially calculated using management's best estimates and based on expected service period, salary increases and retirement ages of employees.  Pension and post-retirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments.  All net actuarial gains and losses are amortized over the expected average remaining service life of the employees.

Stock Options and Other Stock-Based Compensation

The Company accounts for its stock options granted under the share option plan using the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation.  Under the fair value method, stock-based compensation expense is recognized in the statement of income over the applicable vesting period.  When stock options are exercised, the consideration paid by employees, together with the applicable amount in additional paid-in capital, is credited to common shares.  Other stock-based compensation arrangements, that can be settled in cash and are based on the change in the common share price during the period, are recognized in income over the vesting period of awards.  Stock-based compensation expense is recorded in Selling, administrative and general expenses in the statement of income.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Time Deposits

All time deposits have original maturities of 90 days or less and qualify as cash equivalents.

Allowance For Doubtful Accounts

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known doubtful accounts, historical experience, and other currently available evidence.

Guarantees

The Company follows the recognition and measurement provisions of the FASB Interpretation No. (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  The provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002.  Under FIN 45, guarantees issued after December 31, 2002, are recorded as a liability equal to the fair value of the obligation at the inception of the guarantee. See note 28 - Commitments and Contingencies.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

3.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Recently Issued Accounting Standards

Share-Based Payment

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123(R)), which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  SFAS No. 123(R) is effective July 1, 2005.  The Company adopted the fair-value based method of accounting for share-based payments effective January 1, 2004 using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.  Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model.  The Company does not anticipate that the adoption of SFAS No. 123 (R) will have a material impact on its results of operations or its financial position.

Inventory Costs

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment to ARB No. 43, Chapter 4.  This statement amends the guidance in Accounting Research Bulletin (ARB) No. 43 , Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  ARB 43 previously stated that these expenses may be so abnormal as to require treatment as current period charges.   SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of  "so abnormal".  In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  Prospective application of this statement is required beginning January 1, 2006.  The Company does not expect its financial statements to be significantly impacted by this statement.

Exchanges of Nonmonetary Assets

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.  This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  Prospective application of this statement is required beginning January 1, 2006.  The Company does not expect its financial statements to be significantly impacted by this statement.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

4.             ACCOUNTING CHANGES

Consolidation of Variable Interest Entities

Effective January 1, 2004, the Company adopted the provisions of FIN 46(R), Consolidation of Variable Interest Entities.  In 2004, the Company determined that it is the primary beneficiary of Logan Aluminum Inc. (Logan), a variable interest entity.  As a result, the consolidated balance sheet includes the assets and liabilities of Logan.  Logan manages a tolling arrangement for Alcan and an unrelated party.

At the date of adoption of FIN 46(R), assets of $38 and liabilities of $38 related to Logan that were previously not recorded on the consolidated balance sheet have been recorded by the Company. Prior periods were not restated.  The Company's investment, plus any unfunded pension liability, related to Logan totaled approximately $37, representing the Company's maximum exposure to loss. Creditors of Logan do not have recourse to the general credit of the Company as a result of including it in the Company's financial statements.

Stock Options and Other Stock-Based Compensation

Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation using the retroactive restatement method as described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.  Beginning January 1, 1999, all periods have been restated to reflect compensation cost as if the fair value method had been applied for awards issued after January 1, 1995.

The impact of the adoption of the fair value method of accounting for stock-based compensation is an increase in stock-based compensation expense of $11 for the year ended December 31, 2004 (2003: $13; 2002: $11).  The impact on the consolidated balance sheet as at January 1, 2002 was an increase in additional paid-in capital of $33, an increase in common shares of $25, and a decrease in retained earnings of $58.  The earnings per common share impact of the adoption of the fair value method of accounting for stock-based compensation is a reduction of $0.03 per share for the year ended December 31, 2004 (2003: $0.04; 2002: $0.03).

Asset Retirement Obligations

On January 1, 2003, the Company retroactively adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  Under SFAS No. 143, the Company recognized additional liabilities, at fair value, of approximately $107 as at January 1, 2003, for existing legal asset retirement obligations. Such liabilities are adjusted for accretion costs and revisions in estimated cash flows.  The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and accumulated depreciation on these capitalized costs is recognized.  These liabilities consist primarily of environmental remediation costs, resulting from normal operations, associated with certain bauxite residue disposal sites at its alumina refineries and the disposal of certain of its spent potlining associated with smelter facilities.  An after-tax charge of $39 for the cumulative effect of accounting change was recorded as a result of the new standard, relating primarily to costs for spent potlining disposal for pots currently in operation.  As at January 1, 2003, Property, plant and equipment - cost has been increased by $140, Property, plant and equipment - accumulated depreciation has been increased by $90, Deferred credits and other liabilities have been increased by $107, and Deferred income taxes have been reduced by $18.  Net income for the year ended December 31, 2002 would not have been materially different if this standard had been adopted effective January 1, 2002.  For the year ended December 31, 2003, net income was reduced by $1 due to the adoption of the standard.

Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill and other intangible assets with an indefinite life are no longer amortized but are carried at the lower of carrying value and fair value. Goodwill and other intangible assets with an indefinite life are tested for impairment on an annual basis.

Goodwill is tested for impairment using a two-step test. Under the first step, the fair value of a reporting unit, based upon discounted cash flows, is compared to its net carrying amount. If the fair value is greater than the carrying amount, no impairment is deemed to exist. However, if the fair value is less than the carrying amount, a second test must be performed whereby the fair value of the reporting unit's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

An impairment of $748 (including $8 relating to assets held for sale) was identified in the goodwill balance as at January 1, 2002, and was charged to income as a cumulative effect of accounting change in 2002 upon adoption of the new accounting standard. Any further impairment arising subsequent to January 1, 2002, is taken as a charge against income. As a result of the new standard, the Company no longer amortizes goodwill.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

4.           ACCOUNTING CHANGES (cont'd)

Impairment or Disposal of Long-Lived Assets

In 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Under this standard, an impairment loss is recognized when the carrying amount of a long-lived asset held for use is not recoverable and exceeds its fair value. No impairment charges were recorded upon adoption of this new standard.  Impairment charges recorded during 2003 are described in note 5 - Discontinued Operations and Assets Held for Sale, note 10 - Restructuring Programs and note 16 - Other Expenses (Income) - Net.

Under this standard, a long-lived asset to be disposed of by sale is measured at the lower of its carrying amount or fair value less cost to sell, and is not depreciated while classified as held for sale.  Assets and liabilities classified as held for sale are reported as assets held for sale and liabilities of operations held for sale on the balance sheet.  A long-lived asset to be disposed of other than by sale, such as by abandonment, before the end of its previously estimated useful life, is classified as held for use until it is disposed of and depreciation estimates revised to reflect the use of the asset over its shortened useful life.   Also, the standard requires that the results of operations of a component of an enterprise, that has been disposed of either by sale or abandonment or is classified as held for sale, be reported as discontinued operations if the operations and cash flows of the component have been, or will be, eliminated from the ongoing operations as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.  A component of an enterprise comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the enterprise.  Disposal activities relating to long-lived assets are described in note 5 - Discontinued Operations and Assets Held for Sale.

In December 2004, the Company adopted the provisions of Emerging Issues Task Force (EITF) 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, on which the EITF reached a consensus in November 2004.  Based on the provisions of the EITF, the Company determined that it had significant continuing involvement in the operations of Novelis, the rolled products business spun-off on January 6, 2005, as described in note 7 - Spin-off of Rolled Products Businesses, due to the existence of significant contracts between the Company and Novelis.  As a result, Novelis did not meet the criteria for classification as discontinued operations.

Derivatives

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  This standard amends and clarifies financial accounting and reporting for derivatives and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  This standard has no impact on the Company's financial statements.

Costs Associated with Exit or Disposal Activities

On January 1, 2003, the Company prospectively adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.  This standard requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the Company's commitment to an exit plan.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

On July 1, 2003, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. This standard has no impact on the Company's financial statements.

Guarantees

On January 1, 2003, the Company adopted the recognition and measurement provisions of FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  The provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002.

As at December 31, 2002, the Company had guaranteed the repayment of approximately $3 of indebtedness by third parties.  Alcan believes that none of these guarantees is likely to be invoked.  Under FIN 45, guarantees issued after December 31, 2002, are recorded as a liability equal to the fair value of the obligation at the inception of the guarantee. See note 28 - Commitments and Contingencies.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

5.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal
On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG), as well as the transfer of certain related contracts, to Mytilineos Holdings S.A. of Greece.  The Company has classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004. The Company owns approximately 13 million shares in AdG, representing a 60.2% equity interest.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies acquire from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing pursuant to a three-month put option at a price equivalent to the selling price of the shares.  Subsequently, Mytilineos Holdings will have a call option for six months to purchase the remaining interest, at a price equivalent to the selling price of the shares.  The transaction was completed on March 15, 2005.

Primary Metal
On December 30, 2004, the Company announced that it had reached agreement on the principal terms of a sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L., Spain's leading feroalloys and independent electrical power producer.  The Company has classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities. The transaction, which will be ultimately subject to relevant regulatory authorities' approvals, is expected to be completed in the second quarter of 2005.

Engineered Products
In December 2003, the Company classified in discontinued operations its extrusions operations in Milan, Italy. These operations had been classified as held and used until their sale in December 2003.

In the first quarter of 2004, the Company committed to a plan to sell certain non-strategic assets that are not part of its core operations.  The assets are used to supply castings and components to the automotive industry.  The Company is actively pursuing potential purchasers.  These assets are classified as held for sale and are included in discontinued operations.

Following a detailed assessment subsequent to the Pechiney acquisition, the Company began restructuring efforts at certain European sites in the fourth quarter of 2004.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses in France.  The Company is actively pursuing potential purchasers and expects the sales to be completed by the end of 2005.  These businesses have been classified in discontinued operations and assets held for sale during the fourth quarter of 2004.

Also in the fourth quarter of 2004, the Company committed to a plan to sell its service centres in France that are not part of its core operations.  The Company is actively pursuing potential purchasers. These assets are classified as held for sale and included in discontinued operations.

On December 31, 2003, the Company classified the aluminum rolling mill in Ravenswood, West Virginia (Ravenswood), as held for sale. Ravenswood was included in the acquisition of Pechiney.  As described in note 7 - Spin-Off of Rolled Products Businesses, the Company is no longer required to divest Ravenswood.  Accordingly, Ravenswood has been reclassified into continuing operations and assets held and used in December 2004, with reclassification of the balance sheet as at December 31, 2003.  The reclassification did not have a significant impact on Income from continuing operations for the year ended December 31, 2004.

Packaging
In the second quarter of 2003, the Company committed to a plan to sell certain non-strategic operations (Fibrenyle, Boxal Group, and Suner Cartons), as the businesses are not part of its core operations. These businesses were classified as held for sale and were included in discontinued operations. In the fourth quarter of 2003, the Company recorded the sale of Fibrenyle, in the U.K., for proceeds of $29.  In the second quarter of 2004, the Company recorded the sale of the Boxal Group and Suner Cartons, for proceeds of $6 and $19, respectively. The Boxal Group comprises three manufacturing facilities in France, the Netherlands and Switzerland as well as a sales office in Germany.  Suner Cartons comprises a facility in Spain.  As at June 30, 2004, the Company had sold all of the assets of the non-strategic packaging businesses previously classified as held for sale in the second quarter of 2003.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

5.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (cont'd)

Other
In the second quarter of 2004, the Company classified in discontinued operations its copper and ores and concentrates trading businesses.  In the fourth quarter of 2004, the Company sold certain assets of its ores and concentrates trading division to its current management team, and sold the assets of its zinc and lead metal trading business to Trafigura Ltd., an independent commodity trading company.

Fair values for discontinued operations were determined based on either discounted cash flows or expected selling price.  Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the statement of income, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the statement of cash flows.

An impairment charge of $6 for the year ended December 31, 2004 (2003: $159; 2002: $9), was recorded in discontinued operations to reduce the carrying values of these businesses to estimated fair values less costs to sell.

Selected financial information for the businesses included in discontinued operations is reported below:

Year ended December 31	2004	2003	2002
Sales	1,482	337	320
Income (Loss) from operations	18	(6)	(12)
Gain (Loss) on disposal - net	27	(8)	-
Asset impairment provisions	(6)	(159)	(9)
Pre-tax income (loss)	39	(173)	(21)
Income taxes recovered (expense)	(33)	14	-
Income (Loss) from discontinued operations	6	(159)	(21)

The major classes of Assets held for sale and Liabilities of operations held for sale are as follows:

	2004	2003	2002
Current assets held for sale:
Cash and time deposits	156	92	1
Trade receivables	323	384	58
Other receivables	40	155	12
Deferred income taxes	2	4	-
Inventories	296	458	45
	817	1,093	116
Long-term assets held for sale:
Deferred charges and other assets	21	30	4
Deferred income taxes	6	65	-
Property, plant and equipment, net	86	200	159
Intangible assets, net	50	58	14
Goodwill, net	-	22	53
	163	375	230
Current liabilities of operations held for sale:
Payables and accrued liabilities	709	558	65
Short-term borrowings	5	1	4
	714	559	69
Long-term liabilities of operations held for sale:
Deferred credits and other liabilities	121	108	2
Deferred income taxes	4	14	12
Minority interests	135	116	-
	260	238	14

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

6.         EARNINGS PER SHARE - BASIC AND DILUTED

Basic and diluted earnings per share are based on the weighted average number of shares outstanding during the year.  The treasury stock method for calculating the dilutive impact of stock options is used.  The following table outlines the calculation of basic and diluted earnings per share on income from continuing operations.

	2004	2003	2002
Numerator:
Income from continuing operations	252	262	421
Less: dividends on preference shares	(6)	(7)	(5)
Income from continuing operations attributable to common shareholders	246	255	416
Denominator (number of common shares in millions):
Weighted average of outstanding shares	368	322	321
Effect of dilutive stock options	2	-	1
Adjusted weighted average of outstanding shares	370	322	322
Earnings per common share - basic and diluted (in US$)	0.67	0.79	1.29

Options to purchase 3,656,500 common shares (2003: 3,443,855; 2002: 1,146,500) at a weighted average grant price of CAN$58.94 per share (2003: CAN$54.32; 2002: CAN$60.16) were outstanding during the year but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average price of the common shares.

As at December 31, 2004, there are 369,930,252 common shares outstanding (2003: 365,181,101; 2002: 321,470,298).

As described in note 1 - Nature of Operations, the results of operations of Pechiney are not included in the 2003 statement of income. The common shares issued in December 2003 as part of the Pechiney acquisition are excluded from the weighted average of outstanding shares in 2003.

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.   Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.  The spin-off, which was approved by both the shareholders and Board of Directors of Alcan, completed the planned strategic spin-off that was initially announced on May 18, 2004.   Additionally, the spin-off of Novelis satisfied certain regulatory requirements associated with the acquisition of Pechiney (see note 8 - Acquisition of Pechiney and note 28 - Commitments and Contingencies), including the requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities and allows Alcan to retain Ravenswood.

Agreements between Alcan and Novelis

Novelis has entered into various agreements with Alcan for the use of transitional and technical services, the supply of Alcan's metal and alumina, the licensing of certain of Alcan's patents, trademarks and other intellectual property rights, and the use of certain buildings, machinery and equipment, technology and employees at certain facilities retained by Alcan, but required in Novelis' business.

Certain of the agreements between Alcan and Novelis described above indicate that Alcan will have significant cash flows with, and significant continuing involvement in, the operations of Novelis subsequent to the spin-off.  As a result of the significant continuing involvement and the significant cash flows with Novelis, the spin-off did not meet the criteria for classification as a discontinued operation, as described in note 4 − Accounting Changes − Impairment or Disposal of Long-Lived Assets.

The following tables set forth the unaudited pro forma condensed consolidated information of the Company as at, and for the year ended, December 31, 2004, giving effect to the spin-off of Novelis as at January 1, 2004 for the statement of income and as at December 31, 2004 for the balance sheet.  The unaudited pro forma condensed consolidated information is for illustrative and informational purposes only and is not intended to represent or be indicative of what Alcan's financial condition or results of operations would have been had the transactions described below occurred on the dates indicated.  The unaudited pro forma condensed consolidated information also is not necessarily indicative of Alcan's future financial condition or results of operations.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As at December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
ASSETS
Current assets
Cash and time deposits	184	(31)	-		153
Receivables, net	4,168	(1,761)	1,637	(c)	3,795
			(312)	(g)
			58	(j)
			5	(k)
Deferred income taxes	214	-	-		214
Inventories	4,029	(1,226)	143	(a)	2,946
Current assets held for sale	817	-	-		817
Total current assets	9,412	(3,018)	1,531		7,925
Deferred charges, other assets and long-term
receivables from related parties	2,877	(297)	2,599	(c)	2,658
			(2,597)	(g)
			76	(k)
Deferred income taxes	870	-	-		870
Property, plant and equipment, net	13,293	(2,348)	-		10,945
Intangible assets, net	1,230	(35)	-		1,195
Goodwill	5,496	(256)	-		5,240
Long-term assets held for sale	163	-	-		163
Total assets	33,341	(5,954)	1,609		28,996
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	5,464	(1,260)	1,247	(c)	4,783
			(426)	(g)
			(242)	(j)
Short-term borrowings	2,486	(541)	392	(c)	614
			(1,723)	(h)
Debt maturing within one year	569	(1)	-		568
Deferred income taxes	23	-	-		23
Current liabilities of operations held for sale	714	-	-		714
Total current liabilities	9,256	(1,802)	(752)		6,702
Debt not maturing within one year	6,345	(2,736)	2,597	(c)	5,746
			(10)	(g)
			(750)	(h)
			300	(j)
Deferred credits and other liabilities	4,975	(472)	17	(k)	4,520
Deferred income taxes	1,543	(249)	49	(a)	1,343
Long-term liabilities of operations held for sale	260	-	-		260
Minority interests	236	(140)	-		96

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As at December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
Shareholders' equity
Redeemable non-retractable preference shares	160	-	-		160
Common shareholders' equity
Common shares	6,670	-	-		6,670
Additional paid-in capital	112	-	-		112
Retained earnings	3,362	(467)	94	(a)	3,053
			(2,473)	(g)
			2,473	(h)
			64	(k)
Common shares held by a subsidiary	(35)	-	-		(35)
Accumulated other comprehensive income	457	(88)	-		369
Total liabilities and shareholders' equity	33,341	(5,954)	1,609		28,996

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the year ended December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma

Sales and operating revenues	24,885	(7,755)	2,409	(b)	19,539

Costs and expenses
Cost of sales and operating expenses	20,203	(6,856)	(67)	(a)	15,689
			2,409	(b)
Depreciation and amortization	1,337	(246)	-		1,091
Selling, administrative and general expenses	1,612	(268)	30	(f)	1,374
Research and development expenses	239	(58)	38	(e)	219
Interest	346	(74)	37	(d)	289
			(25)	(h)
			5	(j)
Goodwill impairment	154	-	-		154
Other expenses (income) - net	406	(28)	(26)	(d)	309
			(38)	(e)
			4	(f)
			(2)	(k)
			(7)	(j)
	24,297	(7,530)	2,358		19,125
Income from continuing operations before
income taxes and other items	588	(225)	51		414
Income taxes	375	(166)	17	(l)	226
Income from continuing operations before other items	213	(59)	34		188
Equity income	54	(6)	-		48
Minority interests	(15)	10	-		(5)
Income from continuing operations	252	(55)	34		231
Income from discontinued operations	6	-	-		6
Net income	258	(55)	34		237
Dividends on preference shares	6	-	-		6
Net income attributable to common shareholders	252	(55)	34		231
Earnings per share
Income from continuing operations per common share-
basic and diluted (in US$)	0.67	(0.15)	0.09		0.61
Net income per common share - basic and diluted (in US$)	0.69	(0.15)	0.09		0.63
Average number of shares used in calculating earnings
per share - basic (in millions)					368
Average number of shares used in calculating earnings
per share - diluted (in millions)					370

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

7.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

The unaudited pro forma condensed consolidated financial statements also include the following pro forma adjustments:

(a)

Adjustments to reflect the release of deferred profits held in inventory and the related tax effects.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all profits on sales of inventory between Alcan and Novelis were deferred on the balance sheet until the inventory was sold to a third party.  Subsequent to the spin-off, Alcan and Novelis are not considered affiliated and any sales between Alcan and Novelis are considered third party.

(b)

Adjustments to reflect the sales and cost of sales between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all sales and cost of sales between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, all sales and cost of sales between Alcan and Novelis are considered third party and are not eliminated.

(c)

Adjustments to reflect the receivables, payables, and debt between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all receivables and payables between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, receivables and payables between Alcan and Novelis are considered third party and are not eliminated.

(d)

Adjustments to reflect the interest expense and income on loans payable and receivable between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all interest expense and income on loans payable and receivable between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, interest expense and income are adjusted to reflect the settlement of the intercompany loans receivable and payable between Alcan and Novelis.

(e)

Adjustments to reflect the research and development and other services rendered between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all revenues and expenses related to these services rendered were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, these revenues and expenses are considered third party and are not eliminated.

(f)

Adjustments to record the general corporate expenses allocated to Novelis.  As these expenses will continue to be incurred by Alcan subsequent to the spin-off, they are included in Alcan's pro forma condensed consolidated statements of income.

(g)	Represents the settlement of intercompany loans receivable and payable between Alcan and Novelis.
(h)

Represents the proceeds from Novelis of $2,473, which have been used to reduce Alcan's commercial paper and bank loans included in Short-term borrowings and in Debt not maturing within one year. As a result of this reduction in debt, interest expense has been reduced by $25 in Alcan's pro forma condensed consolidated income statement for the year ended December 31, 2004.

(i)

In October 2003, Alcan entered into a derivative financial instrument that was designated as a hedge of Alcan's net investment in certain foreign subsidiary companies.  With the spin-off of Novelis, the amount of the net investment in those foreign subsidiaries is less than the notional amount of the derivative instrument, until December 15, 2003 when Alcan acquired Pechiney.  The change in fair value of the derivative instrument for 2003 amounted to a $32 loss and is reported in Accumulated other comprehensive income.  No adjustment has been made in this pro forma financial information related to this transaction, as it would not have a recurring impact on Alcan's consolidated results of operations.

(j)

Under an agreement effective December 18, 2001, on an ongoing basis, the Company sold to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $300 with the maximum credit exposure to the Company held in reserve by the third party. The Company acted as a service agent and administers the collection of the receivables sold.  As at December 31, 2004, the Company sold trade receivables of $345, of which $242 were allocated to Novelis, with $45 held in reserve by the third party.  Subsequent to the spin-off, this program was discontinued.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

7.           SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

(k)

Adjustment to reflect a lease to Novelis of the Sierre North Building and the machinery and equipment located in the Sierre North Building (including the hot and cold mills) for a term of 15 years, renewable at Novelis' option for an additional five-year period, at an annual base rent of $5.

(l)	Represents the tax effect of pro forma adjustments at the statutory rate of 34%.

8.           ACQUISITION OF PECHINEY

During the initial offer period, which closed on November 24, 2003, 77,950,776 Pechiney shares, 1,598 Pechiney bonus allocation rights and 7,722,915 Pechiney OCEANEs were tendered, representing 92.21% of Pechiney share capital and 93.55% of Pechiney voting rights, on a fully diluted basis. Pechiney shares, Pechiney bonus allocation rights, Pechiney OCEANEs and Pechiney American Depositary Shares (ADS) are collectively hereby referred to as Pechiney securities. On December 15, 2003, the Company acquired the Pechiney securities tendered during the initial offer and as consideration, issued 42,413,105 common shares (including 1,417,910 shares to Pechiney) valued at $39.63 per share and paid $3,544 in cash. Accordingly, Pechiney became a subsidiary of the Company on December 15, 2003. In addition, the Company assumed from Pechiney total debt of $2,130 (short-term borrowings, debt maturing within one year, and debt not maturing within one year). The value of $39.63 per share represents the average closing market price for an Alcan common share for a reasonable period of time before and after November 17, 2003, the date at which the number of Alcan common shares to be issued and the amount of cash consideration for each Pechiney share became fixed.

The offer was re-opened from December 9 to 23, 2003. During the re-opened offer, 3,826,638 Pechiney shares, 19 Pechiney bonus allocation rights and 149,072 Pechiney OCEANEs were tendered. As more than 95% of the capital and voting rights of Pechiney were tendered (on a fully diluted basis) during the initial and re-opened offers, the Company paid to the holders of Pechiney securities who tendered during the initial offer, additional consideration of $100 on January 19, 2004. This additional consideration was recorded in 2003 as it became payable on December 23, 2003, the date the re-opened offer closed.

On January 15, 2004, the Company acquired the Pechiney securities tendered in the re-opened offer and as consideration, issued 2,082,075 common shares (including 691,669 shares to Pechiney) valued at $39.63 per share and paid $158 in cash including $5 as payment of additional consideration for holders of Pechiney securities who tendered during the re-opened offer. The additional ownership acquired through this re-opened offer was accounted for in the first quarter of 2004 when the Company settled the purchase price and obtained legal title of the Pechiney securities tendered during the re-opened offer.

The withdrawal offer of Alcan, made in accordance with French securities regulations, as a required step to acquire all remaining Pechiney equity securities, was opened from January 23 to February 5, 2004. It was followed on February 6, 2004, by a compulsory acquisition by which Alcan became the owner of the remaining Pechiney equity securities it did not already own. On January 23, 2004, Alcan paid $109, which was accounted for in the first quarter of 2004, representing the aggregate consideration for the withdrawal offer and compulsory acquisition (without taking into account the Pechiney shares that could have resulted from exercise of Pechiney options between January 23 and February 5, 2004), for distribution in accordance with the provisions of French securities regulations. On February 6, 2004, the Company paid $7, which was accounted for in the first quarter of 2004, in order to complete the acquisition of the Pechiney shares that were issued between January 23 and February 5, 2004, upon the exercise of Pechiney options. On February 6, 2004, Pechiney became a wholly-owned subsidiary of the Company.

Pechiney's three core businesses were primary aluminum, aluminum conversion and packaging. The transaction enables Alcan to build upon its position as one of the world's leading aluminum and packaging companies and to benefit from the combined entity's enhanced scale, financial strength and technological resources as well as its increased capacity to serve customers worldwide. The combined entity benefits from a larger and more diversified low-cost global position in primary aluminum production with opportunities for profitable growth, an advanced aluminum fabricating business with facilities around the world and a leading position in flexible packaging.

The acquisition was accounted for using the purchase method. The balance sheet of Pechiney is included in the consolidated financial statements commencing on December 31, 2003, and the results of operations and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004. Given the magnitude of the acquisition of Pechiney and due to the fact that the transaction was completed at the end of 2003, a tentative purchase price allocation was performed at December 31, 2003 and the final valuation was completed in 2004.  The revisions resulted in an increase in goodwill of $881. Goodwill of $642 has been allocated to the equity-accounted entities, which are included in Deferred charges and other assets.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

8.         ACQUISITION OF PECHINEY (cont'd)

The divestitures required for regulatory reasons as a result of the Pechiney acquisition are described in note 28 - Commitments and Contingencies.

	Final Purchase Price Allocation	Tentative Purchase Price Allocation
Fair value of net assets acquired at date of acquisition
Trade receivables	1,479	1,475
Other receivables	117	110
Deferred income taxes - current	42	49
Inventories	1,597	1,575
Current assets held for sale	956	992
Deferred charges and other assets(1)	1,131	357
Deferred income taxes - non-current	699	677
Property, plant and equipment	2,847	4,139
Intangible assets	730	601
Goodwill (2)	3,164	2,283
Long-term assets held for sale	125	317
Total assets	12,887	12,575
Payables and accrued liabilities	2,190	1,993
Short-term borrowings	849	849
Debt maturing within one year	200	202
Deferred income taxes - current	95	81
Current liabilities of operations held for sale	510	500
Debt not maturing within one year	1,006	1,004
Deferred credits and other liabilities	1,893	1,673
Deferred income taxes - non-current	423	618
Long-term liabilities of operations held for sale	232	229
Minority interests	31	259
Fair value of net assets acquired at date of acquisition - net of cash and time deposits acquired	5,458	5,167

(1)  Includes $642 of goodwill allocated to equity-accounted entities.
(2)  See note 9 - Goodwill and Intangible Assets

The goodwill is generally not deductible for tax purposes.

The differences between the tentative and final purchase price allocations are principally due to the completion of the final valuation of the property, plant and equipment and intangible assets; the recording of liabilities for costs to exit certain operations of Pechiney and liabilities for employee termination benefits and environmental liabilities; the purchase of the remaining common shares of Pechiney in 2004; and the fair value adjustments relating to equity-accounted entities.

Of the $730 of acquired intangible assets, $50 was assigned to in-process research and development assets that were written off at the date of acquisition.  This write-off was included in Research and development expenses.  The balance of the acquired intangible assets are amortized over 13.5 years.

Acquisition Cost
Issuance of common shares on December 15, 2003 (40,995,195* common shares without nominal or par value; average market value of $39.63 per
share)	1,625
Issuance of common shares on January 15, 2004 (1,390,406 ** common shares without nominal or par value; average market value
of $39.63 per share)	55
Cash paid in 2003 of $3,544 net of cash and time deposits acquired of $243	3,301
Additional consideration for initial offer, re-offer and compulsory acquisition
paid in 2004	318
Cost of Pechiney options	80
Transaction costs	79
Total acquisition cost - net of cash and time deposits acquired	5,458

*    Represents the issuance of 42,413,105 common shares net of 1,417,910 shares held by Pechiney.
**  Represents the issuance of 2,082,075 common shares net of 691,669 common shares held by Pechiney.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

8.         ACQUISITION OF PECHINEY (cont'd)

Unaudited supplemental pro forma information (in millions of US$, except per share amounts)

The following unaudited pro forma information for 2003 and 2002 presents a summary of consolidated results of operations of the Company and Pechiney as if the combination had occurred on January 1, 2002. These pro forma results have been prepared for comparative purposes only.

	2003	2002
	(UNAUDITED)	(UNAUDITED)
Sales and operating revenues	20,435	18,224
Net income (Loss)	(35)	183
Net income (Loss) per common share - basic and diluted	(0.10)	0.51

9.       GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2004, are as follows:

	BALANCE AS AT JANUARY 1, 2004	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS*	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2004
Bauxite and Alumina	558	-	-	-	559	-	1,117
Primary Metal	534	-	4	24	947	-	1,509
Rolled Products Europe	-	-	-	8	331	-	339
Engineered Products	183	-	-	9	369	(154)	407
Packaging	1,301	-	4	59	1,597	-	2,961
Pechiney	2,283	-	-	-	(2,283)	-	-
Goodwill excluding amount
included in Long-term assets
held for sale	4,859	-	8	100	1,520	(154)	6,333
Goodwill included in equity-
accounted entities	173	-	4	19	641	-	837
Goodwill excluding amount
included in equity-accounted
entities and Long-term assets
held for sale	4,686	-	4	81	879	(154)	5,496
Goodwill included in Long-term
assets held for sale	22	(19)	-	(1)	(2)	-	-
	4,708	(19)	4	80	877	(154)	5,496

* In 2004, adjustments are principally changes to the tentative purchase price allocation related to the Pechiney acquisition.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

9.             GOODWILL AND INTANGIBLE ASSETS (cont'd)

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows:

	BALANCE AS AT JANUARY 1, 2003	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2003
Bauxite and Alumina	546	-	-	-	12	-	558
Primary Metal	511	-	6	18	(1)	-	534
Engineered Products	161	-	33	18	(1)	(28)	183
Packaging	1,085	-	75	126	15	-	1,301
Pechiney	-	-	2,283	-	-	-	2,283
Goodwill excluding amount
included in Long-term assets
held for sale	2,303	-	2,397	162	25	(28)	4,859
Goodwill included in equity-
accounted entities	167	-	-	6	-	-	173
Goodwill excluding amount
included in equity-accounted
entities and Long-term assets
held for sale	2,136	-	2,397	156	25	(28)	4,686
Goodwill included in Long-term
assets held for sale	53	(11)	-	(1)	(19)	-	22
	2,189	(11)	2,397	155	6	(28)	4,708

The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

	BALANCE AS AT JANUARY 1, 2002	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2002
Bauxite and Alumina	543	-	-	-	3	-	546
Primary Metal	426	-	33	49	3	-	511
Rolled Products Europe	163	-	-	-	-	(163)	-
Engineered Products	466	-	2	19	(5)	(321)	161
Packaging	1,255	-	-	94	(8)	(256)	1,085
Other	21	-	-	-	(21)	-	-
Goodwill excluding amount
included in Long-term assets
held for sale	2,874	-	35	162	(28)	(740)	2,303
Goodwill included in equity-
accounted entities	128	-	-	39	-	-	167
Goodwill excluding amount
included in equity-accounted
entities and Long-term assets
held for sale	2,746	-	35	123	(28)	(740)	2,136
Goodwill included in Long-term
assets held for sale	51	-	-	9	1	(8)	53
	2,797	-	35	132	(27)	(748)	2,189

In 2004, an increase in goodwill of $1,523 relating to the Pechiney acquisition was recorded in adjustments.  Of this amount, $642 was allocated to equity-accounted entities.  The increase in goodwill of $1,523 relates to a decrease in the fair value of the net assets acquired and results from the final purchase price allocation being completed in December 2004.  See note 8 - Acquisition of Pechiney.  Also included in 2004 in adjustments, a reduction in goodwill of $12 (2003: $7; 2002: $28) was recorded principally relating to a decrease in the valuation allowance related to future income tax assets acquired in the combination with algroup, but which were not recognized at the date of the business combination because, at the time, it was unlikely they would be recovered.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

9.        GOODWILL AND INTANGIBLE ASSETS (cont'd)

As a result of the annual test, conducted as at October 31, 2004, to determine whether, as at that date, there was an impairment in the carrying amount of goodwill, an impairment loss of $154 relating to several fabricating facilities in the Engineered Products group, mainly in Europe, was recognized as a charge to income in 2004.  The impairment loss arose as a result of the strong appreciation of the euro since the date of acquisition in December 2003 and a reassessment of plan assumptions resulting from a change in business conditions from the date of acquisition to October 31, 2004.  The fair value of all reporting units was determined using discounted future cash flows.   For the year ended December 31, 2003, an impairment loss of $28 related to the extrusions business in the Engineered Products group in Europe was recognized as a charge to income.

In accordance with SFAS No. 142, the Company completed an initial review to determine whether, at January 1, 2002, there was impairment in the goodwill balance.  As a result of this review, an impairment loss of $748 (including $8 relating to long-term assets held for sale) was recognized in income in 2002 as a cumulative effect of accounting change.  The adjustment reflected the decline in end-market conditions in the period from the algroup merger in October 2000 to January 1, 2002.  The fair value of all reporting units was determined using discounted future cash flows.  The annual test was also completed in 2002 and no further impairment was identified.

Intangible Assets with Finite Lives

	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET BOOK VALUE
DECEMBER 31, 2004
Trademarks	218	53	165
Patented and non-patented technology	537	89	448
Purchase contracts	355	21	334
Customer contracts	39	9	30
Prior service costs included in pensions	253	-	253
	1,402	172	1,230
DECEMBER 31, 2003
Trademarks	178	33	145
Patented and non-patented technology	497	51	446
Purchase contracts	233	2	231
Customer contracts	115	-	115
Prior service costs included in pensions	223	-	223
	1,246	86	1,160
DECEMBER 31, 2002
Trademarks	134	20	114
Patented and non-patented technology	208	31	177
Purchase contracts	20	1	19
Prior service costs included in pensions	142	-	142
	504	52	452

The aggregate amortization expense for the year ended December 31, 2004, was $79 (2003: $26; 2002: $23).  The estimated amortization expense for the five succeeding fiscal years is approximately $87 per year.  In 2004, the Company acquired intangible assets of nil (2003: $721; 2002: $20).  These assets are comprised of trademarks of nil (2003: $27; 2002: nil), patented and non-patented technology of nil (2003: $313; 2002: nil), purchase contracts of nil (2003: $266; 2002: $20), and customer contracts of nil (2003: $115; 2002: nil).  In 2004, the intangible assets were increased by $71 relating to the finalization of the Pechiney purchase price allocation.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

10.      RESTRUCTURING PROGRAMS

2004 Restructuring Activities

In line with the Company's objective of value maximization, the Company undertook various restructuring initiatives in 2004.

Pechiney

In 2004, the Company recorded liabilities of $193 for restructuring costs in connection with the exit of certain operations of Pechiney, and these costs were recorded in the allocation of the purchase price.  See note 8 - Acquisition of Pechiney.  These costs relate principally to severance costs of $121 related to the involuntary termination of Pechiney employees in France (Primary Metal, Engineered Products, Packaging and Other), as well as other severance costs of $54, principally comprising $21 relating to a plant closure in Spain (Packaging), $17 relating to a planned plant closure in Flemalle, Belgium (Rolled Products Europe), $5 relating to a  plant closure in Garbagnate, Italy (Packaging), and $1 relating to the downsizing of a plant in Kolin in the Czech Republic (Packaging).

Other 2004 restructuring activities

The Company incurred restructuring charges of $19 relating to the consolidation of its U.K. aluminum sheet rolling activities in Rogerstone, Wales, in order to improve competitiveness through better capacity utilization and economies of scale.  Production ceased at the rolling mill in Falkirk, Scotland (Rolled Products Europe) in December 2004 and the facility is expected to close during the first quarter of 2005.  The charges include $6 of severance costs, $8 of asset impairment charges, $2 of pension costs, $2 of decommissioning and environmental costs and $1 of other charges.  No further charges are expected to be incurred in relation to this restructuring activity.

The Company incurred restructuring charges of $7 relating to the closure of two corporate offices in the U.K. and Germany (Other).  The charges include $4 related to severance costs and $3 related to lease exit costs and costs to consolidate facilities. The Company expects to incur $4 of additional charges in 2005 relating principally to additional lease exit costs.

In November 2004, the Company announced the downsizing of its Alcan Mass Transportation Systems business unit in Zurich, Switzerland (Engineered Products) as a result of changing market conditions and business realities.  In 2004, the Company incurred restructuring charges of $5 consisting of $4 of asset impairment charges, and $1 of other charges.  The Company expects to incur $3 of additional restructuring charges in 2005 relating principally to severance costs.  In addition, the Engineered Products group incurred restructuring charges of $9 relating to both the closure of a composites facility in the U.S., and process reengineering at certain facilities in Switzerland and Germany.  These charges consist of severance costs of $6, asset impairment charges of $2 and other costs of $1.  The Company expects to incur $4 of additional severance charges in 2005.

In 2004, the Company incurred restructuring charges of $21 relating to the closure of certain non-strategic packaging facilities located in the United States and France.  These charges consist of severance costs of $11, asset impairment charges of $8 and other charges of $2.  The Company expects to incur additional charges of $1 in relation to these plant closures.  In addition, the Company recorded $18 of restructuring charges relating to exit activities at certain packaging facilities located primarily in Europe.  These charges comprise $12 of severance costs, $3 of asset impairment charges and $3 of other costs.  No further charges are expected to be incurred in connection with these activities.

In early 2004, the Company permanently halted production at its Jonquière Söderberg primary aluminum facility in Saguenay, Quebec (Primary Metal).  As a result, the Company recorded charges of $14 in 2004 comprising $5 of severance costs, $5 of asset impairment charges, and $4 of other costs.  The Company expects to incur an additional $12 in 2005 relating to severance and dismantling costs.

Other Pre-2004 Restructuring Activities

Included in the provision balance as at December 31, 2003, are $62 of liabilities related to Pechiney restructuring activities initiated before its acquisition by Alcan, and $24 of severance and other exit costs at certain packaging operations in Europe (Packaging), certain cable operations in the U.S. (Engineered Products), and a corporate office in the U.K. (Other).

2001 Restructuring Program

In 2001, the Company implemented a restructuring program aimed at safeguarding its competitiveness, resulting in a series of plant sales, closures and divestments throughout the organization. In the context of the Company's objective of value maximization, a detailed business portfolio review was undertaken in 2001 to identify high cost operations, excess capacity and non-core products.  Impairment charges arose as a result of negative projected cash flows and recurring losses. These charges related principally to buildings, machinery and equipment and some previously capitalized project costs. This program was essentially completed in 2003.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

10.      RESTRUCTURING PROGRAMS (cont'd)

In 2004, the Company recorded charges related to the 2001 restructuring program of $7, pre-tax, relating principally to the closure of facilities in the U.K. (Bauxite and Alumina) and the closure of cable operations in Canada and the United States (Engineered Products), and recorded recoveries of $14 relating principally to the sale of assets related to the closure of facilities in Glasgow, U.K. (Rolled Products Europe) and other recoveries related to the closure of facilities in the U.K. (Bauxite and Alumina).

The schedule provided below shows details of the provision balances and related cash payments for the significant restructuring activities:

As at December 31, 2004	SEVERANCE COSTS	ASSET IMPAIRMENT PROVISIONS*	OTHER	TOTAL
Provision balance as at December 31, 2003	86	-	46	132

2004:
Charges recorded in the statement of
Income, net	44	30	13	87
Charges recorded in the allocation of the
Pechiney purchase price	175	-	18	193
Cash payments	(99)	-	(33)	(132)
Non-cash (charges) recoveries	-	(30)	8	(22)
Provision balance as at December 31, 2004	206	-	52	258

* Fair value of assets was determined using discounted future cash flows.

The schedule provided below shows details of the charges by operating segment:

Charges (recoveries) recorded in the statement of income in Other expenses (income) - net

Year ended December 31, 2004	SEVERANCE COSTS	ASSET IMPAIRMENT PROVISIONS	OTHER	TOTAL
Bauxite and Alumina	-	-	(3)	(3)
Primary Metal	4	5	5	14
Rolled Products Europe	6	8	(1)	13
Engineered Products	7	6	4	17
Packaging	23	11	5	39
Other	4	-	3	7
Total	44	30	13	87

Charges forming part of the allocation of the Pechiney purchase price

Year ended December 31, 2004	SEVERANCE COSTS	OTHER	TOTAL
Primary Metal	50	2	52
Rolled Products Europe	17	2	19
Engineered Products	12	6	18
Packaging	42	5	47
Other	54	3	57
Total	175	18	193

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

11.          INCOME TAXES

	2004	2003	2002
Income (Loss) from continuing operations before income taxes and other items
Canada	(144)	(201)	(25)
Other countries	732	699	692
	588	498	667
Current income taxes
Canada	9	18	(8)
Other countries	321	242	204
	330	260	196
Deferred income taxes
Canada	89	120	75
Other countries	(44)	(122)	16
	45	(2)	91
Income tax provision	375	258	287

The composite of the applicable statutory corporate income tax rates in Canada is 32% (2003: 39%; 2002: 39%).

Effective January 1, 2004, the general and manufacturing and processing tax rates in Canada are equivalent.  Prior to 2004, the effect of the reduced tax rate on manufacturing and processing activities in Canada was disclosed as a deduction from the general tax rate.

The following is a reconciliation of income taxes calculated at the above composite statutory rates with the income tax provision:

	2004	2003	2002
Income taxes at the composite statutory rate	189	195	260
Differences attributable to:
Tax benefits from changes in Australian tax legislation	(23)	(74)	-
Exchange translation items	89	96	37
Exchange revaluation of deferred income taxes	44	112	16
Effect of tax rate changes on deferred income taxes	(9)	(1)	-
Unrecorded tax benefits - net	81	1	18
Investment and other allowances	(22)	(35)	(18)
Goodwill impairment	50	11	-
Large corporations tax	10	7	7
Withholding taxes	34	6	5
Reduced rate or tax exempt items	(25)	(11)	(11)
Foreign tax rate differences	(40)	(43)	(30)
Prior years' tax adjustments	(23)	(18)	(7)
Other - net	20	12	10
Income tax provision	375	258	287

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

11.          INCOME TAXES (cont'd)

At December 31, the principal items included in Deferred income taxes are:

	2004	2003	2002
Liabilities
Property, plant, equipment and intangibles	1,765	2,118	1,301
Inventory valuation	75	131	66
Other - net	113	122	81
	1,953	2,371	1,448
Assets
Tax benefit carryovers	1,505	1,429	361
Accounting provisions not currently deductible for tax	1,496	1,255	511
	3,001	2,684	872
Valuation allowance (amounts not likely to be recovered)	1,530	1,149	245
	1,471	1,535	627
Net deferred income tax liability	482	836	821

Amounts recognized in the Consolidated Balance Sheet consist of:
Deferred income tax asset - current	(214)	(49)	-
Deferred income tax asset - non-current	(870)	(892)	(189)
Deferred income tax liability - current	23	81	-
Deferred income tax liability - non-current	1,543	1,696	1,010
Net deferred income tax liability	482	836	821

Based on rates of exchange at December 31, 2004, tax benefits of approximately $1,290 relating to prior and current years' operating losses and $60 of benefits related to capital losses and tax credits carried forward will be recognized when it is more likely than not that such benefits will be realized. These amounts are included in the valuation allowance above. Approximately $8 of these potential tax benefits expire in 2005.

The valuation allowance relates principally to loss carryforward benefits and tax credits where realization is not likely.  The majority of the allowance relates to loss carryforwards of French companies with no expiry date, but which are subject to limitations to their use such that it is unlikely that they will be used against taxable income.  In the event that the valuation allowance related to these loss carryforwards was reversed, approximately $1,052 of the allowance would be allocated to reduce goodwill.  In 2004, $13 (2003: $5; 2002: $11) of the valuation allowance was reversed when it became more likely than not that benefits would be realized. Of that amount, $12 (2003: $4; 2002: $5) reduced goodwill since it related to future income tax assets acquired in business combinations, but which were not recognized at the date of the business combinations.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

12.          INVESTMENT IN UNCONSOLIDATED AFFILIATES

At December 31, 2004, investments accounted for using the equity method and the ownership held by Alcan include principally:

Sor-Norge Aluminium AS (50%); Aluminium Norf GmbH (50%); Consortium Strojmetal A.S. Kamenice Alcan Singen GmbH (50%); Rhenaroll S.A. (50%); Halco (Mining) Inc. (45%); Queensland Alumina Limited (41%); Alcan Propack Chengdu Co. Ltd. (26%); Mineração Rio Do Norte S.A. (13%); Petrocoque S.A. - Indústria E Comércio (25%); Pechiney Reynolds Quebec Inc. (50%); Alucam - Compagnie Camerounaise de l'Aluminium (46.67%); Socatral - Société Camerounaise de Transformation de l'Aluminium (29.96%); Airlessystems (50%); Alcan Ningxia Aluminium Company Limited (50%); Euronorca Partners (50%).

The activities of the Company's major equity-accounted investments include the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway, Cameroon, Canada, and China, aluminum rolling operations in Germany and Cameroon, as well as packaging operations in France and China, and engineered products operations in the Czech Republic.

As described in note 4 - Accounting Changes - Consolidation of Variable Interest Entities, beginning in 2004, the Company consolidated, under the provisions of FIN 46, the financial statements of Logan, in which it holds a 40% interest.  Prior to 2004, the Company's investment in Logan was accounted for using the equity method.

A summary of the combined financial information for these equity-accounted companies is set forth below.

Summary of Combined Financial Position

	2004	2003	2002
Current assets	1,091	881	485
Non-current assets	3,628	2,381	2,323
Total assets	4,719	3,262	2,808
Current liabilities	1,122	981	1,068
Non-current liabilities	1,052	791	494
Total liabilities	2,174	1,772	1,562
Net assets	2,545	1,490	1,246
Alcan's equity in net assets	1,737*	724	545

*Includes $642 of goodwill arising from the Pechiney acquisition.  See note 8 - Acquisition of Pechiney.

Summary of Combined Operations

	2004	2003	2002
Revenues	1,954	1,122	1,347
Costs and expenses	1,648	885	1,081
Income taxes	114	59	70
Net income	192	178	196
Alcan's share of net income as reported in equity income	54	38	44

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

13.      RELATED PARTY TRANSACTIONS

Alcan has transactions with certain investees accounted for under the equity method, generally with respect to the purchase of inventory in the ordinary course of business.  The activities of the major equity-accounted investees are the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway, Cameroon, Canada and China, aluminum rolling operations in Germany and Cameroon, as well as packaging operations in France and China, and engineered products operations in the Czech Republic.  These transactions are reflected in the consolidated financial statements as follows:

	2004	2003	2002
Year ended December 31:

Sales and operating revenues	95	42	40
Cost of sales and operating expenses	249	39	38
Other expenses (income) - net	(1)	(2)	(8)

As at December 31:

Trade receivables	184	142	152
Deferred charges and other assets	28	-	-
Payables and accrued liabilities	122	56	35
Short-term borrowings	34	-	-

As at December 31, 2003, the Company had entered into exchange contracts with an unconsolidated affiliate with a notional amount of $28.  These contracts matured in 2004.

14.      ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known uncollectable accounts, historical experience, and other currently available evidence.  Activity in the allowance for doubtful accounts is as follows:

YEAR	BALANCE AT BEGINNING OF YEAR	ADDITIONS CHARGED TO COSTS & EXPENSES	ACQUISITIONS	RECOVERIES	WRITE- OFFS	DIVESTMENTS	EXCHANGE	BALANCE AT END OF YEAR

2004	92	27	-	(7)	(17)	-	4	99
2003	56	12	31	-	(7)	-	-	92
2002	50	20	-	-	(9)	(4)	(1)	56

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

15.                SALES OF RECEIVABLES

Under an agreement effective December 18, 2001, on an ongoing basis, the Company sells to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $300 with the maximum credit exposure to the Company held in reserve by the third party. This amount is recorded in Other receivables (2003 and 2002: Deferred charges and other assets). Net proceeds were used in 2001 to repay commercial paper borrowings. The Company acts as a service agent and administers the collection of the receivables sold.  As at December 31, 2004, the Company sold trade receivables of $345 (2003: $336; 2002: $341), with $45 (2003: $43; 2002: $44) held in reserve by the third party.  In January 2005, as a result of the spin-off of Novelis, this program was discontinued.

The Company has also entered into other programs with certain financial institutions to sell third party receivables.  Under one program, the Company entered into agreements to sell up to $129 (€ 95 million) (2003: $211 (€ 168 million)) of selected receivables without recourse.  As at December 31, 2004, the Company sold trade receivables of $129 (€ 95 million) (2003: $143 (€ 114 million)) under this program. Under another program, the Company entered into an agreement to sell third party receivables of $61 (2003: $61).  As at December 31, 2004, the Company sold trade receivables under this program of $59 (2003: nil) with $6 (2003: nil) held in reserve by a third party.

16.                OTHER EXPENSES (INCOME) - NET

Other expenses (income) - net comprise the following elements:

	2004	2003	2002
Restructuring and other costs (recoveries), net	105	(2)	65
Asset impairment provisions	99	36	4
Gain on disposal of businesses and investment - net (NOTE 20)	(49)	(14)	(36)
Provisions for legal claims (NOTE 28)	8	1	113
Environmental provisions	20	29	2
Interest revenue	-	(19)	(17)
Pechiney integration	38	-	-
Exchange losses	61	116	51
Derivatives (gains) losses	36	(30)	(60)
Other	88	14	(3)
	406	131	119

The 2004 restructuring costs of $105 consist principally of $71 of charges included in note 10 - Restructuring Programs.  The balance relates principally to severance costs.

The 2004 asset impairment provisions consist principally of $30 of charges included in note 10 - Restructuring Programs and $65 related to the impairment of certain rolling assets in Italy (Rolled Products Europe) and arose as a result of negative projected cash flows.  Fair values were determined based on either discounted cash flows or selling price.

The 2003 restructuring costs (recoveries) of ($2) consist principally of $36 of employee severance costs and other exit costs at flexible packaging operations in Europe (Packaging) and closure costs for certain cable operations in the U.S. (Engineered Products) offset by recoveries of $38 related to the 2001 restructuring program.  The recoveries are primarily due to the reversal of an excess severance provision and gains on the sales of assets.

The 2003 asset impairment provisions of $36 consist principally of $14 for the closure of the Söderberg primary aluminum facility in Jonquière, Quebec (Primary Metal), $7 for flexible packaging operations in Europe and $7 for a converting facility in Charlotte, North Carolina (Packaging). The impairment charges arose as a result of negative projected cash flows and related principally to buildings, machinery and equipment. Fair values were determined based on either discounted cash flows or selling price.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

17.          INVENTORIES

	2004	2003	2002
Aluminum operating segments
Aluminum	1,873	1,887	905
Raw materials	731	486	359
Other supplies	575	467	309
	3,179	2,840	1,573
Packaging operating segment
Raw materials and other supplies	347	317	97
Work in progress	147	143	41
Finished goods	356	363	151
	850	823	289
	4,029	3,663	1,862

18.          DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets comprise the following elements:

	2004	2003	2002
Prepaid pension costs (NOTE 32)	197	210	314
Income taxes recoverable	-	31	-
Marketable securities	52	51	37
Prepaid mining expenses	49	51	53
Debt financing costs	43	47	21
Investments *	1,794	808	579
Reserve for receivables sold (NOTE 15)	-	43	30
Amount receivable on currency swap of debt	62	16	-
Long-term notes and other receivables	595	164	104
Other	85	142	40
	2,877	1,563	1,178
* Investments
Companies accounted for under the equity method (NOTE 12)	1,737	724	545
Available-for-sale securities	57	84	34
	1,794	808	579

19.          PROPERTY, PLANT AND EQUIPMENT

	2004	2003	2002
Cost (excluding Construction work in progress)
Land and property rights	686	506	346
Buildings	3,904	3,836	2,998
Machinery and equipment	17,332	17,688	12,894
	21,922	22,030	16,238

Accumulated depreciation relates primarily to Buildings and Machinery and equipment.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

20.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

2004
Asia and Other Pacific
On March 10, 2004, the Company announced that it had secured the necessary regulatory and government approvals to move forward with its previously announced definitive joint venture agreement, signed in October 2003, with the Qingtongxia Aluminium Group Company Limited and the Ningxia Electric Power Development and Investment Co. Ltd.  Under the agreement, Alcan invested $110 as at December 31, 2004 for a 50% participation and for a secure power supply in an existing 150-kilotonne (kt) modern pre-bake smelter located in the Ningxia autonomous region in the People's Republic of China.  The agreement provides for the joint venture to obtain long-term access to dedicated power on competitive terms sufficient to meet the energy requirements of the smelter.  The joint venture also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kt potline, already under construction.  The investment is accounted for using the equity method.

Other Europe
In 2004, the Company recorded in Other expenses (income) - net a gain of $46 due to the dilution of its ownership interest in Aluminium & Chemie Rotterdam B.V. (Primary Metal).

All other
On June 29, 2004, the Company announced that Alcan officials and a South African delegation are continuing to examine the best value-creating alternatives offered by the aluminum smelter project originally proposed by Pechiney in Coega, South Africa.  On November 18, 2004, the Company announced that it will conduct a new feasibility study for the construction of a new aluminum smelter with the South African Government and Industrial Development Corporation.

On November 24, 2004, the Company announced that it had signed a protocol of negotiation with Alcoa World Alumina LLC (Alcoa) and the Government of the Republic of Guinea (the Government) for the development of a 1.5-million tonne per year  (Mt/y) alumina refinery in the West African nation.  This protocol sets out the items and framework for the alumina refinery project, which will be negotiated with the Government during the upcoming months as part of the Memorandum of Understanding between the parties, announced in May, 2004.

Subsequent to a Memorandum of Understanding in June 2004, on February 23, 2005, the Company announced the signing of a Shareholders' Agreement with Oman Oil Company S.A.O.C. (OOC) and the Abu Dhabi Water and Electricity Authority (ADWEA) for a 20% equity interest in the development of a proposed 325-kt per year (kt/y) aluminum smelter project in Sohar, Oman.  The Company has the option of acquiring up to 60% of a planned second potline for an additional 330 kt/y of aluminum.  The agreement provides that the Company would license its AP35 smelter technology and take a leading role in the construction and operation of the smelter.  Subject to successful completion of the project agreements and financing arrangements, construction is expected to commence in the second half of 2005 and result in the first metal production by 2008.

2003
Asia and Other Pacific
In the second quarter of 2003, the Company sold its remaining investment in Nippon Light Metal Company, Ltd. (NLM) for sales proceeds of $22, resulting in a gain of $34 including the realization of deferred translation gains of $15. In the third quarter of 2003, the Company increased its ownership position in Aluminium Company of Malaysia, a manufacturer of light gauge aluminum products, from 36% to 59% by acquiring additional shares, with a value of $30, from NLM in exchange for its ownership in Alcan Nikkei Siam Limited in Rangsit, Thailand, with a value of $24, and a cash payment of $6. The sale of Alcan Nikkei Siam Limited resulted in the realization of deferred translation losses of $11. The gain on the sale of NLM and the loss on the sale of Alcan Nikkei Siam Limited were recorded in Other expenses (income) - net.

In December 2003, the Company sold the extrusions operations of Aluminium Company of Malaysia, for net proceeds of $2. A pre-tax amount of $6, which is included in Other expenses (income) - net, consists of a favourable adjustment to a previously recorded impairment provision.

France, Germany, Other Europe and Asia and Other Pacific
In April 2003, the Company completed the acquisition of VAW Flexible Packaging (FlexPac) from Norsk Hydro for a cost of $302, net of cash and time deposits acquired. FlexPac includes 14 plants in 8 countries and has 5,400 employees. FlexPac comprises a set of custom manufacturing businesses producing high quality flexible packaging products for a wide variety of end use customers and manufacturers of consumer goods, including those in the food, dairy and pharmaceutical industries. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

20.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

As part of the acquisition of FlexPac in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand. Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials. In June 2003, the Company acquired an additional 12% of Strongpack for a cost of $4.

Also, as part of the acquisition of FlexPac, the Company acquired 70% of the total issued share capital of Rotopak in Turkey. Rotopak is engaged in the food flexible packaging business. In August 2003, the Company acquired the remaining 30% of Rotopak for a cost of $24.

The total purchase cost of $330 for FlexPac was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	285
Deferred charges and other assets	2
Property, plant and equipment	215
Intangible assets	10
Deferred tax asset	19
Goodwill(1)	75
606

Current liabilities	188
Debt not maturing within one year	11
Deferred credits and other liabilities	60
Minority interests	17
Fair value of net assets acquired at date of acquisition (net of cash and time deposits
acquired of $31)	330

(1) See note 9 - Goodwill and Intangible Assets.

United States and Ecuador
In July 2003, the Company completed the acquisition of Baltek Corporation (Baltek) for a cost of $38. Baltek is the world's leading supplier of balsa based structural core materials and has production and sales facilities around the world, including in Ecuador. Baltek's balsa core materials fit well into the existing composites business, as structural foam and balsa are complementary products that go to market through the same distribution channels. Ecuador is included in the geographic area All other. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	29
Deferred charges and other assets	1
Property, plant and equipment	23
Intangible assets	4
Goodwill(1)	9
66

Current liabilities	23
Debt not maturing within one year	1
Deferred credits and other liabilities	4
Fair value of net assets acquired at date of acquisition	38

(1) See note 9 - Goodwill and Intangible Assets.

In October 2003, the Company acquired the Uniwood/Fome-Cor Division of Nevamar for a cost of $95. Uniwood/Fome-Cor is one of the largest U.S. manufacturers of foam-based display board, with its head office and production facilities in Statesville, North Carolina, and another production site in Glasgow, Kentucky.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

20.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	14
Property, plant and equipment	17
Intangible assets	54
Goodwill(1)	25
110

Current liabilities	4
Deferred income taxes	11
Fair value of net assets acquired at date of acquisition	95

(1) See note 9 - Goodwill and Intangible Assets.

Other
In 2003, the Company sold its Borgofranco power facilities in Italy (Rolled Products Europe) and recorded a gain of $18 in Other expenses (income) − net.

See reference to the sale of the extrusions operations in Milan, Italy, and the sale of Fibrenyle in the U.K. in note 5 - Discontinued Operations and Assets Held for Sale.

See reference to the acquisition of Pechiney in note 8 - Acquisition of Pechiney.

2002

Canada

In April 2002, the Company acquired the Société générale de financement (SGF) 20% joint venture interest in the Aluminerie Alouette consortium at a cost of $172 and, in September 2002, the Company acquired the Corus Group plc's 20% joint venture interest at a cost of $171 giving the Company a 40% ownership in Alouette.  These business combinations are accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition.

The total purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2002
Current assets	31
Deferred charges and other assets	3
Property, plant and equipment	300
Intangible assets	20
Goodwill(1)	39
393

Current liabilities	9
Deferred credits and other liabilities	15
Deferred income taxes	26
Fair value of net assets acquired at date of acquisition	343

(1) See note 9 - Goodwill and Intangible Assets.

In September 2002, the five co-venturers of the Aluminerie Alouette consortium announced their final approval of the plant expansion in Sept-Îles, Quebec.  Alcan's share of the cost will be approximately $400. Construction began in the spring of 2003 and is approximately 96% complete.  The first pots were put into operation in December 2004.  Production start-up is expected to be completed in the fall of 2005.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

20.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

Japan

In 2002, the Company sold a portion of its investment in Nippon Light Metal Company, Ltd (NLM), included in the geographic area Asia and Other Pacific, for net cash proceeds of $22, reducing its holdings to an effective ownership of 2.2%.  Included in Other expenses (income) - net is a gain of $37.  The after-tax gain included a previously deferred gain of $8 related to the sale in 1996 of Toyo Aluminium K.K. to NLM.

21.          ASSET RETIREMENT OBLIGATIONS

As described in note 4 - Accounting Changes, Asset Retirement Obligations, on January 1, 2003, the Company retroactively adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  These liabilities consist primarily of environmental remediation costs, resulting from normal operations, associated with certain bauxite residue disposal sites at its alumina refineries and the disposal of certain of its spent potlining associated with smelter facilities.  The following is a reconciliation of the aggregate carrying amount of liabilities for asset retirement obligations and the unaudited pro forma impact for the year ended December 31, 2002, as if the standard had been adopted effective January 1, 2002.

			Pro forma
			2002
	2004	2003	(Unaudited)
Balance ─ beginning of year	563	389	363
Acquisition of Pechiney	8	101	-
Liabilities incurred	20	35	12
Liabilities settled	(36)	(25)	(12)
Accretion expense	26	25	17
Exchange	40	91	9
Revisions in estimated cash flows	3	(53)	-
Balance-end of year	624	563	389

22.          DEFERRED CREDITS AND OTHER LIABILITIES

Deferred credits and other liabilities comprise the following elements:

	2004	2003	2002

Post-retirement and post-employment benefits (NOTE 32)	3,465	2,920	1,216
Asset retirement obligations	582	499	-
Environmental liabilities	231	156	327
Restructuring liabilities	13	40	24
Claims	155	240	206
Fair value of derivatives	235	75	35
Long-term payables	-	140	77
Other	294	236	111
	4,975	4,306	1,996

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

23.          DEBT NOT MATURING WITHIN ONE YEAR

	2004	2003	2002
Alcan Inc.

Commercial paper - CAN$844 million(A)	703	1,346	390
Commercial paper - US$(A)	116	304	246
Bank loans, due 2005 (€ 21 million)(B)	29	68	91
Bank loan, due 2006 (B) (F)	500	-	-
5.375% Swiss franc bonds (C)	-	-	129
5.5% Euro note, due 2006 (€ 600 million)	813	753	629
6.25% Debentures, due 2008	200	200	200
6.45% Debentures, due 2011	400	400	400
4.875% Global notes, due 2012	500	500	500
4.50% Global notes, due 2013	500	500	-
5.20% Global notes, due 2014	500	500	-
7.25% Debentures, due 2028	100	100	100
7.25% Debentures, due 2031	400	400	400
6.125% Global notes, due 2033	750	750	-
Other debt, due 2017 and 2033 (CAN$13 million)	11	10	3
Alcan Aluminum Corporation
Floating Rate Notes (B) (F)	-	500	-
Alcan Finance Jersey Limited
Euro Medium Term Note Program (EMTN)
EMTN, due 2008 (€ 13 million) (B) (D)	18	17	14
EMTN, due 2008 (€ 8 million) (B) (D)	11	10	8
ALA (Nevada) Inc.
Bank loan, due 2005(B)	60	60	60
Alcan Packaging Canada Limited
5.69% Bank loan	-	-	35
6.24% Bank loan	-	30	30

Alcan Taihan Aluminium Limited(K)
4.55% Bank loan, due 2007	70	-	-
4.80% Bank loan, due 2007 (KRW 40 billion)	39	30	30
4.55% Bank loan, due 2007 (KRW 25 billion)	24	20	20
Bank loans due, 2005/2011(KRW 2 billion)	2	2	2

Alcan Holdings France
Bank loans, due 2005/2009 (€ 13 million)(B)	18	18	15

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

23.          DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

	2004	2003	2002
Pechiney S.A. (l)
Commercial paper − Euro (€ 118 million)(A)	160	-	-
5.10% Debentures, due 2005 (€ 229 million)	313	303	-
2.15% Equity link bonds, due 2005 (€ 53 million)	83	73	-
3.25% Convertible bonds (OCEANEs), due 2007 (€ 15 million)(H)	-	20	-
5.14% FOCOMO bond(J)	-	7	-
6.03% FOCOMO bond (J)	-	10	-
6.20% FOCOMO bond(J)	-	12	-
5.69% FOCOMO bond(J)	-	10	-
4.81% FOCOMO bond(J)	-	3	-
Bank loan, due 2008 (€ 138 million) (B)	187	174	-
4.80% Bank loan, due 2008 (€ 45 million)	61	56	-
3.45% Bank loan, due 2006 (€ 40 million)	54	50	-
Other debt, due 2005/2013 (€ 11 million)(B)	15	13	-
Pechiney Pacific (Pty) Ltd
Credit facility (B) (G)	-	78	-
Credit facility (B) (G)	-	105	-
Techpack Asia
Bank loans, due 2005/2010 (B)	26	26	-
Aluminium Pechiney SPV
Bank loan, due 2005/2013 (B)	89	50	-
Aluminium Dunkerque
Bank loan, due 2005 (B)	27	88	-
Credit facility, due 2005 and 2016 (€ 47 million)(B)	63	40	-
Other
Bank loans, due 2005/2013(B)	28	30	30
4% Eurodollar (E)	-	-	14
Other debt, due 2005/2033(B)	44	112	23
	6,914	7,778	3,369
Debt maturing within one year included in current liabilities	(569)	(341)	(249)
	6,345	7,437	3,120

(A)  The Company has a $3,000, multi-currency, five-year, committed global credit facility with a syndicate of international banks. The facility is available for general corporate purposes, including backup for commercial paper. Effective April 2004, this facility replaced two long-term, global, multi-currency facilities each amounting to $1,000, which were in place at December 31, 2003 and 2002, and a € 700 million short-term revolving credit facility, which was in place at December 31, 2003.  In 2003, the Company had a $4,000 bridge credit facility to finance the acquisition of Pechiney.  This facility was terminated in January 2004.

The interest rates on the CAN$ denominated commercial paper range from 2.23% to 2.78% in 2004 (2003: 2.76% to 2.97%; 2002: 2.79% to 3.07%).  The interest rates on the US$ denominated commercial paper range from 1.75% to 2.53% in 2004 (2003: 1.17% to 1.32%; 2002: 1.30% to 1.96%).  The interest rates on the euro denominated commercial paper range from 2.16% to 2.67% in 2004.

As at December 31, 2004, 2003 and 2002, the Company had both the intention and the ability, through its long-term credit facilities, to refinance its commercial paper borrowings on a long-term basis, and has classified them as Debt not maturing within one year, with the exception of the following:

(i)

$1,500 ($1,324 of CAN$ denominated commercial paper (CAN$1,589 million) and $176 of US$ denominated commercial paper) classified as Short-term borrowings as at December 31, 2004, as these borrowings were repaid during the first quarter of 2005.

(ii)	€ 368 million ($463) issued by Pechiney S.A., classified as Short-term borrowings as at December 31, 2003, as they were backed by a short-term credit facility.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

23.  DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

In 2004, CAN$ denominated commercial paper borrowings of CAN$2,433 million (2003: CAN$1,747 million; 2002: CAN$ 616 million) were swapped through the use of forward exchange contracts for $1,995 (2003: $1,332; 2002: $391).

(B)	Interest rates fluctuate principally with the lender's prime commercial rate, the commercial bank bill rate, or are tied to LIBOR/EURIBOR/SIBOR rates.
(C)	The Swiss franc bonds were issued at CHF 178 million and were swapped for $105 at an effective interest rate of 8.98%. The bonds were repaid in April 2003.
(D)	The Euro Medium Term Note Program (EMTN) notes of principal amounts of € 13 million and € 8 million were swapped for £9 million and £5 million, respectively.
(E)

Debenture holders were entitled to receive at their option 1,772 common shares held by the Company in NLM, a portfolio investment, in exchange for each ten thousand-dollar principal amount of debentures. The Company sold its remaining investment in NLM in the second quarter of 2003, and the debentures were repaid in September 2003.

(F)

In August 2004, Alcan Aluminum Corporation redeemed the Floating Rate Notes (FRNs) that were due in December 2005.  Alcan Inc. refinanced the FRNs with a bank loan due in 2006 that was repaid during the first quarter of 2005.

(G)

As at December 31, 2004, Pechiney Pacific (Pty) Ltd has a new short-term committed credit facility of $125.  As at December 31, 2003, Pechiney Pacific had borrowings of $78 and $105 under two long-term credit facilities that were repaid in 2004.

(H)	The purchase of the Pechiney OCEANEs outstanding at December 31, 2003, was completed on February 6, 2004, for a price of $19.
(I)	Upon acquisition of Pechiney, Pechiney's debt was recorded at fair market value.
(J)	As at December 31, 2004, all of Pechiney's FOCOMO bonds were reclassified as short-term borrowings, as they became callable at the option of the holders.
(K)

In December 2004, Alcan Taihan Aluminium Limited (ATA) entered into a $70 long-term loan, which was subsequently swapped for KRW 73 billion. In 2004, ATA also entered into two new long-term loans of KRW 40 billion and KRW 25 billion, to replace the KRW 30 billion and KRW 20 billion loans that were outstanding in 2003 and 2002, and that matured in 2004. In 2004, interest rates on the other bank loans range from 3.00% to 5.50% (2003: 2.75% to 5.83%; 2002: 4.25% to 6.30%).  ATA is an entity included in the spin-off of Novelis.  Accordingly, these borrowings were transferred to Novelis upon completion of the spin-off on January 6, 2005.

In 2004, the Company has swapped interest rates to 2007 on $63 (2003: $25; 2002: $3) of its floating rate debt to fixed. In 2003, the Company had swapped interest rates on $660 (2002: $9) of its fixed rate debt to floating and on $230 of its floating rate debt to floating with a cap at a certain percentage.

Based on rates of exchange at year-end, debt repayment requirements over the next five years amount to $569 in 2005, $1,399 in 2006, $160 in 2007, $499 in 2008 and $26 in 2009.

24.           PREFERENCE SHARES

Authorized
An unlimited number of preference shares issuable in series. All shares are without nominal or par value.

Authorized and Outstanding
In each of the years 2004, 2003 and 2002, there were authorized and outstanding 5,700,000 series C and 3,000,000 series E  non-retractable preference shares, redeemable at the option of the Company, with stated values of $106 and $54, respectively.

Preference shares, series C and E, are eligible for quarterly dividends based on an amount related to the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods. The dividends on series C and E preference shares are cumulative.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

24.          PREFERENCE SHARES (cont'd)

Preference shares, series C and E, may be called for redemption at the option of the Company on 30 days' notice at CAN$25.00 per share.

Any partial redemption of preference shares must be made on a pro rata basis or by lot.

25.          COMMON SHARES

The authorized common share capital is an unlimited number of common shares without nominal or par value.  On March 2, 2005, there were 370,037,313 common shares outstanding. Changes in outstanding common shares are summarized below:

	NUMBER (IN THOUSANDS)			STATED VALUE
	2004	2003	2002	2004	2003	2002
Outstanding - beginning of
year	365,181	321,470	320,902	6,461	4,731	4,713
Issued for cash:
Executive share option plan (NOTE 26)	1,760	699	292	60	22	7
Liquidity Agreement (NOTE 26)	276	2	-	12	-	-
Dividend reinvestment and share
purchase plans	631	597	276	28	20	9
Issued in exchange for tendered Pechiney shares*	2,082	42,413	-	82	1,681	-
Transfer of additional paid-in capital upon exercise of stock options	-	-	-	27	7	2
Outstanding - end of year	369,930	365,181	321,470	6,670	6,461	4,731

* As at December 31, 2004, 872 of these shares with a stated value  of $35 are held by a subsidiary (1,418 shares at a stated value of $56 as at December 31, 2003).  In 2004, 692 shares with a stated value of $27 were issued to a subsidiary and subsequently sold by the subsidiary on the open market in January 2004.

Shareholder Rights Plan

In 1990, shareholders approved a plan whereby each common share of the Company carries one right to purchase additional common shares.  The plan, with certain amendments, was reconfirmed at the 1995 Annual Meeting and further amendments were approved at the 1999 Annual Meeting.  The plan was reconfirmed for a three-year period with no amendments at the 2002 Annual Meeting.  The rights under the plan are not currently exercisable but may become so upon the acquisition by a person or group of affiliated or associated persons ("Acquiring Person") of beneficial ownership of 20% or more of the Company's outstanding voting shares or upon the commencement of a takeover bid. Holders of rights, with the exception of an Acquiring Person, in such circumstances will be entitled to purchase from the Company, upon payment of the exercise price (currently $100.00), such number of additional common shares as can be purchased for twice the exercise price based on the market value of the Company's common shares at the time the rights become exercisable.

The plan has a permitted bid feature that allows a takeover bid to proceed without the rights under the plan becoming exercisable, provided that it meets certain minimum specified standards of fairness and disclosure, even if the Board does not support the bid.

The plan expires in 2008, subject to reconfirmation at the Annual Meeting of Shareholders in 2005, but may be redeemed earlier by the Board, with the prior consent of the holders of rights or common shares, for $0.01 per right.  In addition, should a person or group of persons acquire outstanding voting shares pursuant to a permitted bid or a share acquisition in respect of which the Board has waived the application of the plan, the Board shall be deemed to have elected to redeem the rights at $0.01 per right.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

26.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

Alcan Executive Share Option Plan
Under the executive share option plan, certain key employees may purchase common shares at an exercise price that is based on the market value of the shares on the date of the grant of each option.  The vesting period for options granted beginning in 1998 is linked to Alcan's share price performance, but does not exceed nine years. Options granted before 1998 vest generally over a fixed period of four years from the grant date and expire at various dates during the next 10 years.

Changes in the number of shares under options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)			WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
	2004	2003	2002	2004	2003	2002
Outstanding - beginning of year	9,566	8,687	7,108	47.49	46.08	46.34
Granted	2,679	1,609	1,937	58.13	52.58	44.19
Exercised (NOTE 25)	(1,760)	(699)	(292)	43.25	41.85	39.69
Forfeited	(75)	(31)	(66)	45.95	45.29	46.53
Outstanding - end of year	10,410	9,566	8,687	50.96	47.49	46.08
Exercisable - end of year	4,285	5,852	5,007	45.98	44.98	45.47

Shares under Options Outstanding at December 31, 2004

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
1,221	34.70-40.00	38.41	6.76
603	40.01-46.00	44.20	3.26
3,196	46.01-52.00	46.90	3.34
1,733	52.01-58.00	52.79	8.39
3,657	58.01-64.25	58.94	8.86
10,410	34.70-64.25	50.96

Shares under Options Exercisable at December 31, 2004

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
794	34.70-40.00	38.18
591	40.01-46.00	44.22
2,462	46.01-52.00	47.00
197	52.01-58.00	53.77
241	58.01-64.25	59.21
4,285	34.70-64.25	45.98

At December 31, 2004, the Company had reserved for issue under the executive share option plan 12,949,634 shares.

Stock options are granted at an exercise price equal to the market price on the grant date.  The weighted average fair value of stock options granted in 2004 is $12.87 (2003: $10.00; 2002: $8.69).

To compute compensation expense under SFAS No. 123, Accounting for Stock-Based Compensation, the Black-Scholes valuation model was used to determine the fair value of the options granted. Using the model, the fair value of options averages approximately 26% to 41% of the exercise price.  See note 4 -  Accounting Changes - Stock Options and Other Stock-Based Compensation.

Stock-based compensation expense was $11 in 2004 (2003: $13; 2002: $11).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

26.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

The fair value of each option grant is estimated on the date of grant with the following weighted average assumptions used for the option grants:

	2004	2003	2002
Dividend yield (%)	1.85	1.88	1.65
Expected volatility (%)	27.87	29.16	35.73
Risk-free interest rate (%)	4.56	3.39	3.50
Expected life (years)	6	6	6

Pechiney Stock Option Plans

Under the stock option plans of Pechiney, now a wholly-owned subsidiary of Alcan, certain officers and employees were granted options to subscribe to or to purchase Pechiney common shares.

Alcan and Pechiney agreed on the terms of a liquidity agreement which has been made available to beneficiaries of Pechiney subscription and purchase options ("Liquidity Agreement"). The Liquidity Agreement allows the holders of Pechiney options to either (a) exchange their Pechiney shares resulting from the exercise of the Pechiney options for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney or (b) give up their Pechiney options and receive new options to subscribe for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney. Upon the clearance by the French Conseil des marchés financiers of Alcan's initial public offer for Pechiney securities on July 16, 2003, the Pechiney options became fully vested.

Changes in the number of Alcan shares under Pechiney options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER PECHINEY OPTIONS (IN THOUSANDS)		WEIGHTED AVERAGE EXERCISE PRICE (€)
	2004	2003	2004	2003
Outstanding - beginning of year	3,889	-	34.71	-
Shares subject to the Liquidity Agreement	-	3,891	-	34.71
Exercised (NOTE 25)	(276)	(2)	27.03	22.62
Exercised for Pechiney shares(1)	(152)	-	24.11	-
Forfeited	(134)	-	32.43	-
Outstanding and exercisable - end of year	3,327	3,889	35.92	34.71

(1)   Pechiney options were exercised for 108 Pechiney shares (equivalent to 152 Alcan common shares under Pechiney options) during the period of the withdrawal offer, open from January 23 to February 5, 2004.  On February 6, 2004, these Pechiney shares were purchased by Alcan for $7.  No Alcan common shares were issued as a result of the exercising of these options during this period.

Shares under Pechiney Options Outstanding and Exercisable at December 31, 2004

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (€)	WEIGHTED AVERAGE EXERCISE PRICE (€)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
346	19.08-22.72	22.44	7.60
159	26.80-29.52	26.96	3.84
1,495	33.15-35.76	33.88	5.66
1,327	42.80-42.96	42.81	7.19
3,327	19.08-42.96	35.92

Under the terms of the Liquidity Agreement, a maximum of 3,890,542 Alcan common shares can be issued.

As part of the cost of the acquisition of Pechiney (see note 8 - Acquisition of Pechiney), an amount of $80 was recognized for the fair value of the Pechiney options and credited to additional paid-in capital. The Black-Scholes valuation model was used to determine the fair value of Pechiney options. The weighted average assumptions used were a dividend yield of 2.19%, an expected volatility of 52.5%, a market risk-free interest rate of 3.99% and an expected life of seven years.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

26.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Compensation To Be Settled in Cash
Stock Price Appreciation Unit Plan
A small number of employees are entitled to receive Stock Price Appreciation Units (SPAU) whereby they are entitled to receive cash in an amount equal to the excess of the market value of a common share on the date of exercise of a SPAU over the market value of a common share as of the date of grant of such SPAUs. In 2004, 274,650 units (2003: 254,200 units; 2002: 275,600 units) were granted. At December 31, 2004, 923,789 units (2003: 720,309 units; 2002: 580,305 units) were outstanding, of which 319,780 units (2003: 260,685 units; 2002: 214,635 units) were vested. The vesting period is linked to Alcan's share price performance, but does not exceed nine years.

Executive Deferred Share Unit Plan
Under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units (EDSUs) with a value between 10% and 100% of their Executive Performance Award in respect of that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a common share on the Toronto and New York stock exchanges at the end of the preceding year. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of EDSUs by the average price of a common share on the said exchanges at the time of redemption. Under the terms of this plan, discretionary EDSUs may be granted as determined by the Board. In 2004, 31,307 units (2003: 25,038 units; 2002: 9,771 units) were granted and 167,865 units (2003: 24,935 units; 2002: 939 units) were redeemed. At December 31, 2004, 88,414 units (2003: 224,972 units; 2002: 224,869 units) were outstanding.

Total Shareholder Return Performance Plan
A number of employees are entitled to receive cash awards under the Total Shareholder Return Performance Plan, a cash incentive plan which provides performance awards to eligible employees based on the relative performance of the Company's common share price and cumulative dividend yield performance compared to other corporations included in the Standard & Poor's Industrials Index measured over three-year periods commencing on October 1, 2004, 2003 and 2002. If the performance results for the Company's common shares is below the 30th percentile compared to all companies in the Standard & Poor's Industrials Index, the employee will not receive an award. At or above the 75th percentile rank, the employee will earn the maximum award, which is equal to 300% of the target set for the period. The actual amount of the award (if any) will be prorated between the percentile rankings. In 2004, a total target cash award of $17 (2003: $15; 2002: $12) was granted to specific key employees.

As described above, under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, at least 12 months prior to the period, to receive EDSUs with a value between 10% and 100% of their award earned under the Total Shareholder Return Performance Plan for that period instead of a cash payment.

Non-Executive Directors Deferred Share Unit Plan
Under the Non-Executive Directors Deferred Share Unit Plan, non-executive directors receive 50% of compensation payable in the form of Directors' Deferred Share Units (DDSUs) and 50% in the form of either cash or additional DDSUs at the election of each non-executive director. The number of DDSUs is determined by dividing the quarterly amount payable so elected by the average price of a common share on the Toronto and New York stock exchanges on the last five trading days of each quarter. Additional DDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of DDSUs by the average price of a common share on the said exchanges at the time of redemption. In 2004, 35,306 units were granted (2003: 28,011 units; 2002: 25,913 units) and 7,547 units were redeemed (2003: 16,742 units; 2002: 8,876 units).  At December 31, 2004, 87,240 units (2003: 59,481 units; 2002: 48,212 units) were outstanding.

Restricted Stock Units
A small number of employees were granted Restricted Stock Units (RSUs). Additional RSUs are credited to each holder thereof corresponding to dividends declared on common shares and they will be fully vested three years after the grant date. Each RSU carries the right to an amount equal to the average of the closing prices of a common share on the Toronto and New York stock exchanges on the five trading days ending on the vesting date.   In 2004, 627 units were granted (2003: 45,500 units) and 963 units were cancelled.  At December 31, 2004, 45,164 units were outstanding (2003: 45,500 units).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

26.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Deferred Share Agreements
Deferred share agreements were also entered into with a small number of executives whereby the executive has the right to receive a certain number of common shares after having completed three years of service. Under these agreements, no deferred shares were granted in 2004 (2003: nil; 2002: 33,500).  In 2004, 15,000 shares were vested (2003: nil; 2002: nil).

Compensation Cost
Stock-based compensation expense for employee compensation awards that are to be settled in cash was $16 in 2004 (2003: $25; 2002: $2).

27.          RETAINED EARNINGS

At December 31, 2004, consolidated retained earnings include $2,929 (2003: $2,591; 2002: $3,137) of undistributed earnings of subsidiaries, some part of which may be subject to certain taxes and other restrictions on distribution to the parent company.  Consolidated retained earnings at December 31, 2004 also include $175 (2003: $155; 2002: $150) of undistributed earnings of investments accounted for using the equity method.  Generally, no provision is made for such taxes as these earnings are considered to be permanently reinvested in the businesses.  The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be permanently reinvested is not considered practicable.

28.          COMMITMENTS AND CONTINGENCIES

In 1997, as part of the claim settlement arrangements related to the British Columbia Government's cancellation of the Kemano Completion Project, the Company obtained the right to transfer a portion of a power supply contract with BC Hydro to a third party. The Company sold the right to supply this portion to Enron Power Marketing Inc. (EPMI), a subsidiary of Enron Corporation (Enron). To obtain the consent of BC Hydro, the Company was required to retain a residual obligation for EPMI's performance under the power supply contract in the event that EPMI became unable to perform, to a maximum aggregate amount of $100, with mitigation and subrogation rights. BC Hydro assigned its rights to receive the power to BC Hydro's affiliate, Powerex Corporation (Powerex). On December 2, 2001, EPMI and Enron filed for protection under Chapter 11 of the U.S. Bankruptcy Code and Powerex alleged that Alcan owed it a termination payment of more than $100.  On January 17, 2003, an arbitrator confirmed Powerex's claim for $100.  In 2003 and 2004, there were legal proceedings in Oregon and British Columbia related to the judicial review and enforcement of the January 17, 2003 arbitral award.  On October 7, 2004, Alcan and Powerex agreed to terminate all legal proceedings and, on December 23, 2004, Alcan paid to Powerex $110 in full and final payment of the claim (inclusive of accrued interest).

The approval of the Pechiney acquisition by the European Commission was obtained on September 29, 2003. The approval is subject to the following conditions:

1)    Alcan must divest its anode baking furnace designs.

2)    The Company must continue to grant licenses to third parties for the alumina refining technologies of either Alcan or Pechiney, and Pechiney's smelter cell technologies on terms and conditions equivalent to those in existence prior to the Pechiney acquisition.

3)    The Company must divest either of the following groups of assets:

(a)   Alcan's 50% interest in the AluNorf rolling mill and its Göttingen and Nachterstedt rolling mills; or

(b)   Pechiney's interest in the rolling mill at Neuf-Brisach, the Rugles foil mill and, at the purchaser's option, the Annecy rolling mill.

As described in note 7 - Spin-Off of Rolled Products Businesses, the Company's spin-off of substantially all of its rolled products businesses, while retaining the Neuf-Brisach rolling mill, has satisfied the requirement for divestiture of the Neuf-Brisach or AluNorf/Göttingen/Nachterstedt rolling facilities.

4)    The Company must also divest either of the following operations:

(a)  Alcan's European activities in relation to aerosol cans and aluminum cartridges; or

(b)  Pechiney's European activities in relation to aerosol cans and aluminum cartridges.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

28.          COMMITMENTS AND CONTINGENCIES (cont'd)

On May 14, 2004, the Company announced the sale of the Boxal Group, which comprises the activities in relation to aerosol cans described in 4(a) above.  The obligation to divest the aluminum cartridges businesses ended with the spin-off of substantially all of the Company's rolled products businesses.

In order to obtain the approval of the Pechiney acquisition by the U.S. Department of Justice (DOJ), the Company entered into a consent decree, on September 29, 2003, with the DOJ pursuant to which the Company undertook to divest Pechiney's rolling mill located in Ravenswood, West Virginia, as described in note 5 - Discontinued Operations and Assets Held for Sale.  However, an alternative remedy to the existing order to divest Ravenswood is described in note 7 - Spin-Off of Rolled Products Businesses, enabling the Company to retain the Ravenswood rolling mill.

The Company has guaranteed the repayment of approximately $28 of indebtedness by third parties.  Alcan believes that none of these guarantees is likely to be invoked. These guarantees relate primarily to customer contracts, employee housing loans and potential environmental remediation at former Alcan sites. Commitments with third parties and certain related companies for supplies of goods and services, including capital expenditures, are estimated at $885 in 2005, $598 in 2006, $578 in 2007, $567 in 2008, $596 in 2009 and $3,100 thereafter. Total payments to these entities, excluding capital expenditures, were $519 in 2004, $171 in 2003 and $50 in 2002.

The Company carries insurance covering liability, including defense costs, of directors and officers of the Company, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith.  The policy provides coverage against certain risks in situations where the Company may be prohibited by law from indemnifying the directors or officers.  This policy also reimburses the Company for certain indemnity payments made by the Company to such directors or officers, subject to a $10 deductible in respect of each insured loss.

Minimum rental obligations are estimated at $91 in 2005, $69 in 2006, $58 in 2007, $38 in 2008, $31 in 2009 and $92 thereafter. Total rental expenses amounted to $150 in 2004, $91 in 2003 and $82 in 2002.

Alcan, in the course of its operations, is subject to environmental and other claims, lawsuits and contingencies.  The Company is named as a defendant in relation to environmental contingencies at approximately 44 existing and former Alcan sites and third-party sites. Accruals have been made in specific instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

Although there is a possibility that liabilities may arise in other instances for which no accruals have been made, the Company does not believe that any losses in excess of accrued amounts would be sufficient to significantly impair its operations, have a material adverse effect on its financial position or liquidity, or materially and adversely affect its results of operations for any particular reporting period, absent unusual circumstances, will occur.

In addition, see reference to agreements between Alcan and Novelis in note 7, income taxes in note 11, asset retirement obligations in note 21, debt repayments in note 23, and financial instruments and commodity contracts in note 30.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

29.          CURRENCY GAINS AND LOSSES

The following are the amounts recognized in the financial statements:

	2004	2003	2002
Currency gains (losses) recorded in income
Losses realized and unrealized on currency derivatives	(66)	(14)	(134)
Realized deferred translation adjustments*	32	10	9
Gains (Losses) on translation of monetary assets and liabilities	(62)	(79)	91
	(96)	(83)	(34)
Deferred translation adjustments** - beginning of year	609	205	(207)
Effect of exchange rate changes	616	425	460
Gains realized*	(32)	(10)	(9)
Losses on forward exchange contracts or translation of debt designated as an equity hedge of foreign subsidiaries	(123)	(28)	(39)
Gains (Losses) on translation of a convertible loan to a subsidiary forming part of the net investment	(7)	17	-
Deferred translation adjustments - end of year	1,063	609	205

* The gain realized in 2004 of $32 relates to the sale of the Boxal Group and Suner Cartons.

The gain realized in 2003 includes a gain of $15 on the sale of the remaining portion of the Company's investment in NLM, and a gain of $11 on the sale of Fibrenyle in the U.K., that is included in Income (Loss) from discontinued operations. These gains are offset in part by a loss on the sale of Alcan Nikkei Siam Limited of $11, and a loss of $5 on the sale of the Company's extrusions operation in Milan, Italy, that is included in Income (Loss) from discontinued operations.

The gain realized in 2002 related to a gain on the partial sale of the Company's investment in NLM, which was offset in part by a loss on the sale of Alcan Nikkei Thai Limited.

** Deferred translation adjustments are included in Accumulated other comprehensive income (loss).

30.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting its business, the Company uses various derivative and non-derivative instruments, including forward contracts, swaps and options, to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Generally, such instruments are used for risk management purposes only.

Derivatives − Currency

The Company enters into forward currency contracts and options that are designated as hedges of certain identifiable foreign currency revenue and operating cost exposures.  Foreign currency forward contracts and swaps are also used to hedge certain foreign currency denominated debt and intercompany foreign currency denominated loans.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

30.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

OUTSTANDING AT DECEMBER 31		2004	2003	2002
FINANCIAL INSTRUMENT	HEDGE	FAIR VALUE	FAIR VALUE	FAIR VALUE
Forward exchange	Future firm net operating cash	(62)	33	(16)
contracts	flows

Forward exchange contracts	To swap intercompany foreign currency denominated loans to US$, € and CHF	(5)	(6)	(34)

Forward exchange contracts	To hedge € net equity investment (1)	(167)	(44)	-

Forward exchange contracts	Future commitments (2)	5	-	-

Currency options	Future firm operating cost commitments(3)	-	16	6

Currency options	Future US$ sales against € and £	15	51	-

Forward exchange contracts	To swap CAN$ commercial paper borrowings to US$	31	13	-

Cross currency interest swap	To swap 5.375% CHF178 million bonds to US$ (4)	-	-	24

Cross currency interest swap and forward exchange contracts	To swap US$ third party borrowings to KRW	(8)	2	(5)

Cross currency interest swap	To swap € 21 million medium term notes to £14 million	2	1	(1)

Cross currency	To swap € debt to SEK	-	-	-
interest swap

Embedded derivatives		-	3	(9)

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

30.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

(1)   An exchange loss of nil was recorded in Other expense (income) - net (2003: $14; 2002: nil) and an exchange loss of $123 recorded in Deferred translation adjustments (2003: $30; 2002: nil).

(2)   Mainly Australian dollar, principally for the expansion of the Gove alumina refinery in Australia.

(3)   Currency options used to hedge future firm operating cost commitments matured in 2003.

(4)   The 5.375% Swiss franc bonds of principal amount of CHF178 million were swapped for $105 at an effective interest rate of 8.98%.  The swap matured in 2003.

Derivatives - Interest Rate

The Company sometimes enters into interest rate swaps to manage funding costs as well as the volatility of interest rates.

OUTSTANDING AT DECEMBER 31	2004	2003	2002
	FAIR VALUE	FAIR VALUE	FAIR VALUE
Financial Instrument
Rate swap - fixed to floating
- in € Fixed to EURIBOR	-	8	-
Rate swap - floating to fixed
- in KRW floating to KRW fixed	(1)	-	-
Rate swap - floating to floating capped
- in € floating to € - floating capped	-	6	-

Derivatives and Commodity Contracts - Aluminum
Depending on supply and market conditions, as well as for logistical reasons, the Company may sell primary metal to third parties and may purchase primary and secondary aluminum on the open market to meet its fabricated products requirements. In addition, the Company may hedge certain commitments arising from pricing arrangements with some of its customers and the effects of price fluctuations on inventories.  The Company may also hold for trading purposes physical metal purchase and sales contracts with third parties.

Through the use of forward purchase and sales contracts and options, the Company seeks to limit the negative impact of low metal prices.

OUTSTANDING AT DECEMBER 31	2004	2003	2002
Financial Instrument
Forward contracts (principally forward sales contracts in 2004 and 2003; principally forward purchase contracts in 2002) and physical trading contracts(1)
Maturing principally in years	2005 to 2006	2004 to 2005	2003 to 2004
Fair value	(104)	(18)	15
Call options purchased
Maturing principally in years	2005	2004	2003
Fair value	36	1	-
Call options sold
Maturing principally in years	2005	2004	-
Fair value	(10)	(21)	-
Put options purchased
Maturing principally in years	-	2004	-
Fair value	-	1	-
Embedded derivatives
Maturing principally in years	2005	2005	2005
Fair value	(10)	(49)	4

(1)    There was no hedge ineffectiveness in 2004, 2003 and 2002 on forward contracts, for which the Company applies hedge accounting under SFAS No. 133.  The deferred loss that will be recognized in 2005 regarding forward contracts for which the Company applies hedge accounting under SFAS No. 133 is $89 (2004: $10; 2003: nil).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

30.                FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Derivatives and Commodity Contracts - Other Metals

The Company has entered into derivatives to hedge the effects of price fluctuations on sales, purchases and inventories.

OUTSTANDING AT DECEMBER 31	2004	2003	2002
Financial Instrument
Forward contracts (principally forward sales contracts)
Maturing principally in years	2005	2004	-
Fair value	(2)	(53)	-

Derivatives - Oil

As a hedge of future oil purchases, the Company has outstanding as at December 31:

	2004	2003	2002
Financial Instrument
Futures, swaps and options
Maturing at various times in years	2005 to 2006	2004 to 2006	2003 to 2006
Fair value	-	2	9

Derivatives - Natural Gas

As a hedge of future natural gas purchases, the Company has outstanding as at December 31:

	2004	2003	2002
Financial Instrument
Swaps, options and fixed price contracts
Maturing at various times throughout	2005	2004	2003
Fair value	(1)	1	2
Embedded derivatives
Maturing at various times throughout	2007	2007	-
Fair value	(4)	(1)	-

Derivatives - Electricity

As a hedge of future electricity purchases, the Company has outstanding as at December 31:

	2004	2003	2002
Financial Instrument
Fixed price contracts
Maturing at various times in years	2016	2016	-
Fair value	18	1	-

Counterparty risk

As exchange rates, interest rates, and prices for metal, oil, natural gas and electricity fluctuate, the above contracts, excluding embedded derivatives, will generate gains and losses that will be offset by changes in the value of the underlying items being hedged. The Company may be exposed to losses in the future if the counterparties to the above contracts fail to perform. However, the Company is satisfied that the risk of such non-performance is remote, due to its monitoring of credit exposures.

Financial Instruments - Fair Value
On December 31, 2004, the fair value of the Company's long-term debt totaling $6,914 (2003: $7,778; 2002: $3,369) was $7,158 (2003: $7,953; 2002: $3,587), based on market prices for the Company's fixed rate securities and the book value of variable rate debt.

At December 31, 2004, the quoted market value of the Company's marketable portfolio investments having a book value of $52 (2003: $45; 2002: $28) was $60 (2003: $51; 2002: $34).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

30.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

At December 31, 2004, the fair value of the Company's preference shares having a book value of $160 (2003 and 2002: $160) was $185 (2003: $173; 2002: $131).

The fair values of all other financial assets and liabilities are approximately equal to their carrying values.

31.          SUPPLEMENTARY INFORMATION

	2004	2003	2002
Income statement
Interest on long-term debt	316	187	155
Capitalized interest	(11)	(5)	-
Balance sheet
Payables and accrued liabilities include the following:
Trade payables	2,804	3,008	1,053
Other accrued liabilities	1,701	1,136	918
Income and other taxes	343	377	239
Accrued employment costs	616	325	273

At December 31, 2004, the weighted average interest rate on short-term borrowings for continuing operations was 2.6% (2003: 2.5%; 2002: 4.1%)
Statement of cash flows
Interest paid
─ continuing operations	413	218	191
─ discontinued operations	3	1	3
Income taxes paid
─ continuing operations	546	230	161
─ discontinued operations	6	2	2

32.      POST-RETIREMENT BENEFITS

Alcan and its subsidiaries have established pension plans in the principal countries where they operate. The pension obligation relates to funded defined benefit pension plans mostly in Canada, Switzerland, the United Kingdom and the United States ("Funded Pension Plans") and to unfunded defined benefit pension plans mostly in France and Germany as well as lump sum indemnities payable to employees of French companies upon retirement ("Unfunded Pension Plans"). Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, and are periodically adjusted for cost of living increases, either by Company practice, collective agreement or statutory requirement.

The Company and some of its subsidiaries also provide health care and life insurance benefits to retired employees in Canada and the United States, mostly unfunded.

Funded Pension Plans are administered by a Board of Trustees composed of plan members designated by the Company and employees.  Each Board adopts its own investment policy which generally favors diversification and active management of plan assets through selection of specialized managers. Investments are generally limited to publicly traded stocks and high rated debt securities, excluding securities in Alcan, and include only small amounts in other categories, except for the Swiss plan, whose target allocation is evenly distributed between equity, bonds and real estate. Depending on the age distribution of the membership, target allocation, other than for the Swiss plan, varies as indicated below.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

32.      POST-RETIREMENT BENEFITS (cont'd)

The allocation at December 31, 2004 includes all major plans.

CATEGORY OF ASSET	TARGET ALLOCATION	ALLOCATION IN AGGREGATE AT DECEMBER 31
		2004	2003	2002
Equity	40% to 65%	54%	52%	50%
Debt securities	30% to 55%	35%	37%	40%
Real estate		6%	6%	7%

The following table presents the funded status and the amounts recognized in the consolidated balance sheet:

	PENSION BENEFITS			OTHER BENEFITS
	2004	2003	2002	2004	2003	2002
Change in benefit obligation
Benefit obligation at January 1	9,829	7,134	6,464	942	233	210
Service cost	181	137	123	13	6	5
Interest cost	549	442	401	56	16	14
Members' contributions	44	39	27	-	-	-
Benefits paid	(553)	(391)	(387)	(65)	(16)	(14)
Amendments	8	4	111	(3)	-	1
Acquisition of Pechiney	(17)	1,037	-	35	661	-
Other acquisitions	118	174	-	29	2	-
Curtailments/divestitures	(38)	1	(6)	-	-	(2)
Actuarial (gains) losses	823	822	(41)	42	39	19
Currency losses	440	430	442	1	1	-
Benefit obligation measured at December 31	11,384	9,829	7,134	1,050	942	233
Benefit obligation of funded pension plans	10,117	8,729	6,830	N/A	N/A	N/A
Benefit obligation of unfunded pension plans	1,267	1,100	304	N/A	N/A	N/A
Benefit obligation measured at December 31	11,384	9,829	7,134	1,050	942	233
Change in market value of plan assets
Assets at January 1	7,537	5,760	6,028	2	3	4
Actual return on assets	848	1,298	(347)	-	-	-
Members' contributions	44	39	27	-	-	-
Benefits paid from funded plans	(459)	(360)	(349)	(2)	(1)	(1)
Company contributions	188	124	89	2	-	-
Acquisition of Pechiney	(15)	260	-	-	-	-
Other acquisitions	83	92	-	-	-	-
Curtailments/divestitures	(39)	-	(4)	-	-	-
Currency gains	281	324	316	-	-	-
Assets at December 31	8,468	7,537	5,760	2	2	3
Assets less than benefit obligation of funded
pension plans	(1,649)	(1,192)	(1,070)	N/A	N/A	N/A
Benefit obligation of unfunded pension plans	(1,267)	(1,100)	(304)	N/A	N/A	N/A
Assets less than total benefit obligation	(2,916)	(2,292)	(1,374)	(1,048)	(940)	(230)
Unamortized
─ actuarial losses	1,124	594	645	82	30	(11)
─ prior service cost	560	624	687	(2)	1	2
Minimum pension liability	(1,036)	(722)	(605)	-	-	-
Intangible assets	253	223	142	-	-	-
Net liability in balance sheet	(2,015)	(1,573)	(505)	(968)	(909)	(239)
Net liability in balance sheet for funded pension
plans	(853)	(533)	(228)	N/A	N/A	N/A
Net liability in balance sheet for unfunded pension
plans	(1,162)	(1,040)	(277)	N/A	N/A	N/A
Net liability in balance sheet	(2,015)	(1,573)	(505)	(968)	(909)	(239)
Deferred charges and other assets	197	210	314	-	-	-
Intangible assets	253	223	142	-	-	-
Payables and accrued liabilities	44	5	16	(12)	-	-
Deferred credits and other liabilities	(2,509)	(2,011)	(977)	(956)	(909)	(239)
Net liability in balance sheet	(2,015)	(1,573)	(505)	(968)	(909)	(239)

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

32.          POST-RETIREMENT BENEFITS (cont'd)

For certain plans, the projected benefit obligation (PBO) exceeds the market value of the assets. For these plans, including unfunded pensions and lump sum indemnities, the PBO is $10,292 (2003: $6,926; 2002: $6,404), the accumulated benefit obligation (ABO) is $9,623 (2003: $6,510; 2002: $5,837) while the market value of the assets is $7,341 (2003: $4,544; 2002: $5,007).

The total ABO is $10,594 (2003: $9,155; 2002: $6,464). For certain plans, the ABO exceeds the market value of the assets.  For these plans, including unfunded pensions and lump sum indemnities, the PBO is $6,697 (2003: $5,791; 2002: $3,798), the ABO is $6,318 (2003: $5,483; 2002: $3,528) while the market value of the assets is $3,845 (2003: $3,493; 2002: $2,591).

Alcan's pension funding policy is to contribute the amount required to provide for contractual benefits attributed to service to date and to amortize unfunded actuarial liabilities for the most part over periods of 15 years or less. The Company expects to contribute $206 in aggregate to its Funded Pension Plans in 2005. Benefits from Unfunded Pension Plans and health care and life insurance benefits are paid from operating cash flows.

Information about the expected benefit payments are as follows:

	Funded Pension Plans	Unfunded Pension Plans	Other Benefits
2005	477	76	72
2006	489	77	72
2007	503	80	76
2008	518	82	79
2009	536	81	82
2010-2014	2,935	470	449

	PENSION BENEFITS			OTHER BENEFITS
	2004	2003	2002	2004	2003	2002
Components of net periodic benefit cost
Service cost	181	137	123	13	6	5
Interest cost	549	442	401	56	16	14
Expected return on assets	(520)	(434)	(435)	-	-	-
Amortization
─ actuarial (gains) losses	66	81	9	(1)	-	(2)
─ prior service cost	72	69	69	-	-	-
Curtailment/settlement (gains) losses	(13)	8	9	-	-	(2)
Net periodic benefit cost	335	303	176	68	22	15
Weighted average assumptions used to determine benefit obligations at December 31
Discount rate	5.3%	5.6%	5.8%	5.8%	6.2%	6.5%
Average compensation growth	3.4%	3.3%	3.3%	3.7%	3.7%	3.9%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	5.6%	5.8%	6.1%	6.2%	6.5%	6.9%
Average compensation growth	3.3%	3.3%	3.6%	3.7%	3.9%	4.4%
Expected return on plan assets	7.0%	7.1%	7.1%	8.5%	8.5%	8.5%

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium in each relevant country of equity or real estate over long-term bond yields. The approach is consistent with the principle that assets with higher risk provide a greater return over the long term.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

32.                POST-RETIREMENT BENEFITS (cont'd)

The assumed health care cost trend used for measurement purposes is 9.8% for 2005, decreasing gradually to 4.5% in 2011 and remaining at that level thereafter. A one percentage point change in assumed health care cost trend rates would have the following effects:

	OTHER BENEFITS
	1% INCREASE	1% DECREASE
Sensitivity Analysis
Effect on service and interest costs	6	(5)
Effect on benefit obligation	74	(67)

The Company also sponsors savings plans in Canada and the United States as well as defined contribution pension plans in various countries. The cost of the Company contribution was $26 in 2004 (2003: $21; 2002: $20).

33.      INFORMATION BY GEOGRAPHIC AREAS

	LOCATION	2004	2003	2002

Sales and operating revenues - third	Canada	1,117	821	719
parties (by destination)	United States	7,620	4,535	4,659
	Brazil	527	414	391
	France	2,197	569	424
	United Kingdom	2,099	1,049	949
	Germany	2,267	1,591	1,375
	Switzerland	235	212	194
	Other Europe	4,453	2,377	1,872
	Australia	429	106	105
	Asia and Other Pacific	3,051	1,788	1,520
	All other	890	388	275
	Total	24,885	13,850	12,483

Sales and operating revenues -	Canada	3,394	2,577	2,354
intercompany (by origin)	United States	945	581	602
	Brazil	76	57	35
	France	2,504	18	15
	United Kingdom	578	445	385
	Germany	546	326	145
	Switzerland	1,250	772	765
	Other Europe	1,045	529	492
	Australia	926	279	232
	Asia and Other Pacific	56	19	13
	All other	415	37	10
	Sub-total	11,735	5,640	5,048
	Consolidation eliminations	(11,735)	(5,640)	(5,048)
	Total	-	-	-

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

33.        INFORMATION BY GEOGRAPHIC AREAS (cont'd)

Sales to subsidiary companies are made at fair market prices recognizing volume, continuity of supply and other factors.

	LOCATION	2004	2003	2002
Sales and operating revenues - third	Canada	1,504	1,390	1,018
parties (by origin)	United States	7,648	4,345	4,484
	Brazil	587	440	409
	France	4,405	418	268
	United Kingdom	1,025	814	847
	Germany	3,203	2,395	2,014
	Switzerland	1,831	1,440	1,411
	Other Europe	1,914	1,068	766
	Australia	384	188	186
	Asia and Other Pacific	1,925	1,245	980
	All other	459	107	100
	Total	24,885	13,850	12,483
Income (Loss) from continuing	Canada	(43)	(81)	119
operations (*)(**)	United States	129	66	78
	Brazil	62	13	40
	France	(200)	(34)	12
	United Kingdom	(33)	8	8
	Germany	21	4	37
	Switzerland	67	20	(4)
	Other Europe	59	66	17
	Australia	227	147	84
	Asia and Other Pacific	1	22	1
	All other	21	30	24
	Consolidation eliminations	(59)	1	5
	Total	252	262	421

(*) Other Specified Items included in Income (Loss) from continuing operations is comprised of restructuring charges, asset impairments, gain (loss) from non-routine sales of assets, businesses and investment, tax adjustments, legal and environmental provisions and other. In 2004, Other Specified Items also included purchase accounting adjustments related to inventories and, in 2003, Pechiney financing-related gains and purchase accounting adjustments related to in-process research and development.

In 2004, Income from continuing operations included after-tax charges (income) relating to Other Specified Items of $39 for Canada, $92 for the United States, ($15) for Brazil, $219 for France, $18 for the United Kingdom, $6 for Germany, $8 for Switzerland, $37 for Other Europe, ($23) for Australia and $14 for All other.

In 2003, Income from continuing operations included after-tax charges (income) relating to Other Specified Items of ($60) for Canada, $31 for the United States, $16 for Brazil, $39 for France, ($3) for the United Kingdom, $10 for Germany, $16 for Switzerland, ($4) for Other Europe, ($74) for Australia and ($14) for Asia and Other Pacific.

In 2002, Income from continuing operations included after-tax charges (income) relating to Other Specified Items of $85 for Canada, $20 for the United States, ($2) for Brazil, $3 for France, $12 for the United Kingdom, ($5) for Germany, $2 for Switzerland, $13 for Other Europe, ($14) for Asia and Other Pacific and ($5) for All other.

(**)  In 2002, Income from continuing operations included income (charges) for transfer pricing adjustments of $69 for Canada, ($70) for the United States and $5 for the United Kingdom.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

33.          INFORMATION BY GEOGRAPHIC AREAS (cont'd)

	LOCATION	2004	2003	2002

Property, plant and equipment,	Canada	4,735	4,605	4,444
Intangible assets and Goodwill at	United States	2,796	3,152	1,500
December 31 (***)	Brazil	648	695	681
	France	3,046	3,564	224
	United Kingdom	983	1,002	810
	Germany	1,229	1,170	828
	Switzerland	839	637	630
	Other Europe	2,205	2,118	1,141
	Australia	2,402	1,901	1,130
	Asia and Other Pacific	865	812	627
	All other	271	348	8
	Total	20,019	20,004	12,023

Cash paid for capital expenditures	Canada	377	286	477
and business acquisitions	United States	230	928	94
	Brazil	36	68	60
	France	355	1,610	14
	United Kingdom	65	134	70
	Germany	106	178	70
	Switzerland	51	30	43
	Other Europe	163	650	70
	Australia	210	414	40
	Asia and Other Pacific	112	181	33
	All other	50	178	2
	Total	1,755	4,657	973

Average number of employees	Canada	11	11	12
excluding Pechiney in 2003 and 2002	United States	14	8	9
(in thousands - unaudited)	Brazil	4	3	3
	France	17	2	2
	United Kingdom	4	4	4
	Germany	8	7	7
	Switzerland	3	3	3
	Other Europe	9	5	4
	Australia	2	1	1
	Asia and Other Pacific	7	2	2
	All other	3	1	-
	Total	82	47	47

(***)   In 2004, Property, plant and equipment, Intangible assets, and Goodwill reflect goodwill impairment charges of $36 in the United States, $116 in France, and $2 in the United Kingdom.

             In 2003, Property, plant and equipment, Intangible assets, and Goodwill reflect goodwill impairment charges of $6 in France, $5 in Germany, $5 in Switzerland and $12 in Other Europe.

In 2002, Property, plant and equipment, Intangible assets and Goodwill  reflect goodwill impairment charges of $9 for Canada, $130 for the United States, $33 for the United Kingdom, $208 for Germany, $171 for Switzerland and $189 for Other Europe.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

34.         INFORMATION BY OPERATING SEGMENTS

The following presents selected information by operating segment, viewed on a stand-alone basis.  The operating management structure is comprised of six operating segments.  The six operating segments are Bauxite and Alumina; Primary Metal; Rolled Products Americas and Asia; Rolled Products Europe; Engineered Products and Packaging.  The Company's measure of the profitability of its operating segments is referred to as business group profit (BGP).  BGP comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, and pension actuarial gains, losses and other adjustments, that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  The change in fair market value of derivatives is removed from individual BGP and is shown on a separate line in the reconciliation to income from continuing operations.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.  Transactions between operating segments are conducted on an arm's-length basis and reflect market prices.  Thus, earnings from the Primary Metal group represent mainly profit on metal produced by the Company, whether sold to third parties or used in the Company's Rolled Products, Engineered Products or Packaging groups. Earnings from the Rolled Products, Engineered Products and Packaging groups represent only the fabricating profit on their respective products.

Subsequent to the spin-off of substantially all of its rolled products businesses, the operating management structure comprises four operating segments.  The four operating segments are Bauxite and Alumina; Primary Metal; Engineered Products and Packaging.  The rolled products facilities retained by Alcan are Neuf-Brisach and Issoire, in France, Sierre in Switzerland, and Ravenswood in West Virginia, which are part of Engineered Products, and Singen in Germany, which is a shared facility between Engineered Products and Packaging.

The accounting principles used to prepare the information by operating segment are the same as those used to prepare the consolidated financial statements of the Company, except for the following two items:

(1)

The operating segments include the Company's proportionate share of joint ventures (including joint ventures accounted for using the equity method) as they are managed within each operating segment, with the adjustments for equity-accounted joint ventures shown on a separate line in the reconciliation to Income from continuing operations; and

(2)	Pension costs for the operating segments are based on the normal current service cost with all actuarial gains, losses and other adjustments being included in Intersegment and other.

The operating segments are described below.

Bauxite and Alumina
Headquartered in Montreal, Canada, this group comprises Alcan's worldwide activities related to bauxite mining and refining into smelter-grade and specialty aluminas, owning and/or operating eight bauxite mines and deposits in six countries, seven smelter-grade alumina plants in five countries and seven specialty alumina plants in four countries.  Two of these facilities are excluded from the operating segment information as they have been reclassified to discontinued operations and assets held for sale.  This group also comprises the sales of technology and technical assistance as well as the alumina trading business previously included in Pechiney World Trade.

Primary Metal
Also headquartered in Montreal, this group comprises smelting operations, power generation, production of primary value-added ingot, manufacturing of smelter anodes and aluminum fluoride, technology sales, engineering operations and trading operations for aluminum, operating or having interests in 25 smelters in 13 countries.  One of these smelters is excluded from the operating segment information as it has been reclassified to discontinued operations and assets held for sale.  The Company is in the process of relocating the operational headquarters of its European primary aluminum business to Voreppe, France.

Rolled Products Americas and Asia
Headquartered in Cleveland, U.S.A., this group produces aluminum sheet and light gauge products, operating 15 plants in five countries.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

34.         INFORMATION BY OPERATING SEGMENTS (cont'd)

Rolled Products Europe

Headquartered in Zurich, Switzerland, this group produces aluminum sheet, including automotive, can and lithographic sheet, plate and foil stock production, operating 21 plants in seven countries.  This group includes the Rugles and Annecy rolling mills previously reported as segregated businesses, which have been included in the spin-off to Novelis on January 6, 2005.  See note 7 - Spin-off of Rolled Products Businesses and note 28 - Commitments and Contingencies.

Engineered Products
Headquartered in Paris, France, this group produces extruded, rolled and cast aluminum products, engineered shaped products and structures, including cable, wire and rod, as well as composite materials such as aluminum-plastic, fibre reinforced plastic and foam-plastic in 48 plants located in 11 countries. This group includes the Neuf-Brisach rolling mill previously reported as a segregated business.  See note 7 - Spin-off of Rolled Products Businesses and note 28 - Commitments and Contingencies.  Four of these facilities are excluded from the operating segment information as they have been reclassified to discontinued operations and assets held for sale.  Also included in this operating segment is the Ravenswood facility, which had previously been reported in discontinued operations and assets held for sale.  All operating segment information for 2004, and 2003 operating segment information pertaining only to items included in the consolidated balance sheet include Ravenswood as part of Engineered Products.  See note 5 - Discontinued Operations and Assets Held for Sale and note 7 - Spin-Off of Rolled Products Businesses.  Also included in Engineered Products are 50 service centres in 13 countries offering technical assistance, cutting, shaping, machining and assembling for smaller customers, and nearly 40 offices that sell and source products in 32 countries.

Packaging
Headquartered in Paris, this group consists of the Company's worldwide food, pharmaceutical and medical, beauty and personal care and tobacco packaging businesses, operating approximately 180 plants in 27 countries.  This group includes the aerosol business previously reported as segregated businesses.  See note 7 - Spin-off of Rolled Products Businesses and note 28 - Commitments and Contingencies.

Intersegment and other
This classification includes the deferral or realization of profits on intersegment sales of aluminum and alumina, corporate office costs as well as other non-operating items.

SALES AND OPERATING REVENUES	INTERSEGMENT			THIRD PARTIES
	2004	2003	2002	2004	2003	2002
Bauxite and Alumina	1,596	873	758	1,501	539	440
Primary Metal	4,263	2,306	2,204	4,275	2,647	2,473
Rolled Products Americas and Asia	85	64	185	4,388	3,528	3,396
Rolled Products Europe	702	602	403	3,217	2,458	2,238
Engineered Products	629	32	22	5,162	1,760	1,601
Packaging	9	4	8	6,119	2,864	2,250
Adjustments for equity-accounted joint ventures	-	-	-	(40)	18	26
Other	(7,284)	(3,881)	(3,580)	263	36	59
	-	-	-	24,885	13,850	12,483

Business Group Profit (BGP)	2004	2003	2002
Bauxite and Alumina	464	191	248
Primary Metal	1,518	814	857
Rolled Products Americas and Asia	398	344	365
Rolled Products Europe	250	224	168
Engineered Products	324	103	100
Packaging	657	354	288
Adjustments for equity-accounted joint ventures	(242)	(147)	(138)
Adjustments for mark-to-market of derivatives	(28)	107	63
Depreciation and amortization	(1,337)	(862)	(772)
Goodwill impairment	(154)	(28)	-
Intersegment, corporate offices and other	(916)	(390)	(314)
Equity income	54	38	44
Interest	(346)	(212)	(198)
Income taxes	(375)	(258)	(287)
Minority interests	(15)	(16)	(3)
Income from continuing operations	252	262	421

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

34.         INFORMATION BY OPERATING SEGMENTS (cont'd)

Included in 2004 Intersegment, corporate offices and other are asset impairments of $67, synergy costs of $53, restructuring charges of $18, purchase accounting adjustments related to inventory of $156 and Novelis costs of $40, partially offset by a gain resulting from a dilution in the Company's interest in an anode-producing facility in the Netherlands of $46 and a net gain on sale of fixed assets of $13.

Included in 2003 Intersegment, corporate offices and other are asset impairments of $25, legal and environmental provisions of $36, restructuring charges of $32, purchase accounting adjustments related to in-process research and development of $50, and other of $17, partially offset by a net currency-related gain on the financing of the Pechiney acquisition of $59, 2001 restructuring program recoveries of $38 and net gains of $21 on disposal of businesses.  The 2001 restructuring program recoveries included ($5) for Bauxite and Alumina, ($11) for Primary Metal, ($6) for Rolled Products Americas and Asia, ($22) for Rolled Products Europe, $1 for Engineered Products, $3 for Packaging and $2 for Intersegment and Other.

Included in 2002 BGP for Bauxite and Alumina is a gain of $5 related to the sale of fixed assets.

Included in 2002 Intersegment, corporate offices and other are net charges of $84 relating principally to a provision of $100 for the ruling on a contract dispute with Powerex (an affiliate of BC Hydro), an increase of $9 to legal provisions, a loss of $6 on redemption of debt and 2001 restructuring program charges of $63, partially offset by a gain of $34 on the sale of a portfolio investment.  The 2001 restructuring program charges included $14 for Bauxite and Alumina, ($6) for Primary Metal, $15 for Rolled Products Americas and Asia, $14 for Rolled Products Europe, $1 for Engineered Products, $8 for Packaging and $17 for Intersegment and Other.

TOTAL ASSETS AT DECEMBER 31	2004	2003	2002
Bauxite and Alumina	3,450	2,399	2,105
Primary Metal	10,459	8,778	6,444
Rolled Products Americas and Asia	2,760	2,424	2,497
Rolled Products Europe	3,091	3,093	2,070
Engineered Products	4,154	2,861	1,311
Packaging	8,096	6,519	2,964
Adjustments for equity-accounted joint ventures	(313)	(334)	(286)
Other	664	4,740	310
Assets held for sale:
Bauxite and Alumina	63	127	-
Primary Metal	823	1,054	-
Engineered Products	90	181	102
Packaging	4	106	244
Total assets held for sale	980	1,468	346
33,341	31,948	17,761
DEPRECIATION AND AMORTIZATION	CASH PAID FOR CAPITAL EXPENDITURES AND BUSINESS ACQUISITIONS
2004	2003	2002	2004	2003	2002
Bauxite and Alumina	138	92	83	202	186	104
Primary Metal	495	323	295	628	1,303	556
Rolled Products Americas and Asia	148	150	146	82	81	73
Rolled Products Europe	142	111	97	165	338	91
Engineered Products	173	78	67	173	523	58
Packaging	336	172	134	424	1,338	160
Adjustments for equity-accounted joint ventures	(119)	(74)	(61)	(36)	(45)	(77)
Other	24	10	11	117	933	8
1,337	862	772	1,755	4,657	973

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Significant differences between United States and Canadian GAAP are described below.

(A) Derivatives

Beginning in 2001, the Company was required to adopt, for U.S. GAAP purposes, SFAS Nos. 133 and 138, Accounting for Derivative Instruments and Hedging Activities. These standards require that all derivatives be recorded in the financial statements at fair value.  Beginning in 2001, unrealized gains and losses resulting from the valuation at fair value of derivatives not meeting strict hedge accounting criteria are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.  Upon initial adoption of the SFAS Nos. 133 and 138 in 2001, the cumulative effect of the accounting change resulted in a decrease in net income of $12.

Beginning January 1, 2004, with the adoption of Canadian Institute of Chartered Accountants (CICA) guideline AcG-13, Hedging Relationships, unrealized gains and losses resulting from the valuation at fair value of derivatives not meeting strict hedge accounting criteria are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged. Upon initial adoption of AcG-13, the effect of the accounting change resulted in an increase in Deferred charges and other assets of $5 and an increase in Deferred credits and other liabilities of $5. Under Canadian GAAP, the recognition of embedded derivatives is not permitted.

AcG-13 establishes certain criteria regarding when hedge accounting may be applied and this guideline is effective for the Company's fiscal year beginning January 1, 2004.  Each hedging relationship is subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective.  Under these rules, any derivative instrument that does not qualify for hedge accounting is reported on a mark-to-market basis in earnings. Under U.S. GAAP, hedge ineffectiveness is recognized in the statement of income in the current period whereas under Canadian GAAP such recognition is elective.  In order to minimize differences with U.S. GAAP, the Company has chosen to record ineffectiveness under Canadian GAAP.  Under U.S. GAAP, the change in fair value of derivatives that are treated as cash flow hedges is recorded on the balance sheet in Other comprehensive income whereas under Canadian GAAP it is recorded in Deferred charges and other assets or Deferred credits and other liabilities.

(B) Currency Translation

The difference between Deferred translation adjustments under U.S. GAAP and Canadian GAAP arises from the different treatment of exchange on long-term debt at January 1, 1983, resulting from the adoption of Canadian accounting standards on foreign currency translation on such date.

(C) Investments

Under U.S. GAAP, certain portfolio investments, which are considered to be "available-for-sale" securities, are measured at market value, with the unrealized gains or losses included in Comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and these investments are measured at cost.

(D) Minimum Pension Liability

Under U.S. GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.  Any portion of this additional liability that relates to unrecognized past service cost is recognized as an intangible asset while the remainder is charged to Comprehensive income.  Canadian GAAP has no such requirement to record a minimum liability.

(E) Impairment of Goodwill

Under U.S. GAAP, goodwill impairment identified as at January 1, 2002, was charged to income as the cumulative effect of an accounting change. Under Canadian GAAP, the impairment loss identified as at January 1, 2002, was recognized as a charge to opening retained earnings in 2002.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

(F) Asset Retirement Obligations

Under U.S. GAAP, the Company retroactively adopted on January 1, 2003, SFAS No. 143, Accounting for Asset Retirement Obligations, as described in note 4 - Accounting Changes, and the cumulative effect of the accounting change was charged to income. Under Canadian GAAP, this standard was retroactively adopted on January 1, 2004, however the cumulative effect of the accounting change was recognized as a charge to retained earnings at January 1, 2001.

(G) Deferred Translation Adjustments

Under U.S. GAAP, deferred translation adjustments are reported as a component of Comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and deferred translation adjustments are reported as a component of shareholders' equity.

(H) Income Taxes

Under U.S. GAAP, deferred income tax assets and liabilities are revalued for all enacted changes in tax rates. Under Canadian GAAP, deferred income tax assets and liabilities are revalued for all enacted or substantially enacted changes in tax rates.

(I) Acquired In-Process Research and Development

Under U.S. GAAP, acquired in-process research and development costs are expensed immediately upon acquisition. Under Canadian GAAP, these costs are recognized as intangible assets upon acquisition if they result from contractual or other legal rights, or the research and development is capable of being separated or divided from the acquired company and sold, transferred, licensed, rented, or exchanged. Under Canadian GAAP, these intangible assets are amortized over their useful lives.

(J) Joint Ventures

Under U.S. GAAP, joint ventures, other than those over which Alcan has an undivided interest in the assets, are accounted for using the equity method while under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method. A joint venture is an entity owned and operated by a small group of businesses (the "joint venturers") as a separate and specific business or project for the mutual benefit of the members of the group. Venturers are bound by a contractual arrangement, which establishes that the venturers have joint control over the joint venture, regardless of the difference that may exist in their ownership interest. The different accounting treatment affects the display and classification of financial statement items and not net income or shareholders' equity.

(K) Comprehensive Income

U.S. GAAP requires the disclosure of Comprehensive income which, for the Company, comprises Net income, the movement in Deferred translation adjustments, movements in unrealized gains and losses on cash flow hedges, unrealized gains or losses for the period less gains or losses realized during the period on "available-for-sale" securities and the movement in the minimum pension liability. The concept of Comprehensive income does not exist under Canadian GAAP.

Recently Adopted Accounting Standards for Canadian GAAP Presentation

Consolidation of Variable Interest Entities
In 2004, the Company early adopted CICA guideline AcG-15, Consolidation of Variable Interest Entities. The guideline provides guidance as to when to apply consolidation principles to certain entities that are subject to control on a basis other than ownership of voting shares and thus determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a variable interest entity) in its consolidated financial statements.  The adoption of this guideline has the same impact as the adoption of FIN 46 under U.S. GAAP.  See note 4 - Accounting Changes - Consolidation of Variable Interest Entities.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Stock-Based Compensation and Other Stock-Based Payments
On January 1, 2004, the Company retroactively adopted the provisions of the amendment to Section 3870, Stock-Based Compensation and Other Stock-Based Payments.  The amendment requires the recognition of an expense computed using the fair value method.  The adoption of this amendment has the same impact as the adoption of the fair value method of accounting for stock-based compensation under U.S. GAAP.  See note 4 - Accounting Changes - Stock Options and Other Stock-Based Compensation.

Asset Retirement Obligations
On January 1, 2004, the Company retroactively adopted the new standard of the CICA, Section 3110, Asset Retirement Obligations.  The impact of adopting this standard decreased retained earnings at January 1, 2003 by $39 and increased net income for the year ended December 31, 2003 by $39.

Hedging Relationships
On January 1, 2004, the Company adopted the CICA guideline AcG-13, Hedging Relationships, which establishes certain conditions regarding when hedge accounting may be applied. Each hedging relationship is subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective.  The fair value of derivatives is recorded on the balance sheet and any derivative instrument that does not qualify for hedge accounting is reported on a mark-to-market basis in earnings.

Generally Accepted Accounting Principles
On January 1, 2004, the Company adopted the new standard of the CICA, Section 1100, Generally Accepted Accounting Principles.  This standard establishes accounting standards for financial reporting in accordance with Canadian GAAP.  It defines primary sources of Canadian GAAP and requires that the Company apply every relevant primary source.

General Standards of Financial Statement Presentation
On January 1, 2004, the Company adopted the CICA Section 1400, General Standards of Financial Statement Presentation.  This standard clarifies what constitutes fair presentation in accordance with Canadian GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand the Company's financial statements.

Impairment of Long-Lived Assets
On January 1, 2003, the Company early adopted the CICA Section 3063, Impairment of Long-Lived Assets.  Under this standard, an impairment loss is recognized when the carrying amount of a long-lived asset held for use is not recoverable and exceeds its fair value. No impairment charges were recorded upon adoption of this new standard.

Disposal of Long-Lived Assets and Discontinued Operations
On January 1, 2003, the Company early adopted the CICA Section 3475, Disposal of Long-Lived Assets and Discontinued Operations.  Under this standard, a long-lived asset to be disposed of by sale is measured at the lower of its carrying amount or fair value less cost to sell, and is not depreciated while classified as held for sale.  Assets and liabilities classified as held for sale are reported as assets held for sale and liabilities of operations held for sale on the balance sheet.  A long-lived asset to be disposed of other than by sale, such as by abandonment, before the end of its previously estimated useful life, is classified as held for use until it is disposed of and depreciation estimates revised to reflect the use of the asset over its shortened useful life.   Also, the standard requires that the results of operations of a component of an enterprise, that has been disposed of either by sale or abandonment or is classified as held for sale, be reported as discontinued operations if the operations and cash flows of the component have been, or will be, eliminated from the ongoing operations as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.  A component of an enterprise comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the enterprise.

Guarantees
On January 1, 2003, the Company adopted the CICA accounting guideline AcG-14, Disclosure of Guarantees, which addresses disclosure requirements for a guarantor that issues a guarantee.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Severance and Termination Benefits
On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 134, Accounting for Severance and Termination Benefits.  Under this abstract, contractual termination benefits and severance costs are recognized as an expense when management, having the appropriate level of authority, approves a decision to terminate employees.  Non-contractual termination benefits are recognized as an expense when communicated to employees.  Retention bonuses are recognized as an expense over the required future service period.

Costs Associated with Exit or Disposal Activities
On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 135, Accounting for Costs Associated with Exit or Disposal Activities (including Costs Incurred in a Restructuring).  This abstract requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the Company's commitment to an exit plan.

Goodwill and Other Intangible Assets
On January 1, 2002, the Company adopted the new standard of the CICA Section 3062, Goodwill and Other Intangible Assets. Under this standard, goodwill and other intangible assets with an indefinite life are no longer amortized but are carried at the lower of carrying value and fair value. Goodwill and other intangible assets with an indefinite life are tested for impairment on an annual basis.

Goodwill is tested for impairment using a two-step test. Under the first step, the fair value of a reporting unit, based upon discounted cash flows, is compared to its net carrying amount. If the fair value is greater than the carrying amount, no impairment is deemed to exist. However, if the fair value is less than the carrying amount, a second test must be performed whereby the fair value of the reporting unit's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

An impairment of $748 (including $8 relating to assets held for sale) was identified in the goodwill balance as at January 1, 2002, and was charged to opening retained earnings in 2002 upon adoption of the new accounting standard. Any further impairment arising subsequent to January 1, 2002, is taken as a charge against income. As a result of the new standard, the Company no longer amortizes goodwill.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

Year ended December 31	2004				2003				2002
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Income Statement
Sales and operating revenues	24,885	(j)	16	24,901	13,850	(j)	(18)	13,832	12,483	(j)	(26)	12,457
Costs and expenses
Cost of sales and operating	20,203	(a)	(16)	19,985	11,171	(a)	(64)	10,947	10,032	(f)	(19)	9,860
expenses excluding depreciation		(j)	(202)			(j)	(160)			(j)	(153)
and amortization noted below
Depreciation and amortization	1,337	(i)	3	1,459	862	(j)	74	936	772	(f)	13	847
		(j)	119							(j)	62
Selling, administrative and
general expenses	1,612	(j)	6	1,618	758	(j)	1	759	580	(j)	2	582
Research and development
expenses	239	(j)	2	241	190	(i)	(50)	140	115		-	115
Interest	346	(j)	11	357	212	(j)	6	218	198	(j)	3	201
Goodwill impairment	154		-	154	28		-	28	-		-	-
Other expenses (income) - net	406	(a)	21	415	131	(a)	31	158	119	(a)	60	190
		(j)	(12)			(b)	1			(b)	(2)
						(j)	(5)			(f)	20
										(j)	(7)
	24,297		(68)	24,229	13,352		(166)	13,186	11,816		(21)	11,795
Income from continuing
operations before income
taxes and other items	588		84	672	498		148	646	667		(5)	662
Income taxes	375	(a)	(5)	413	258	(a)	12	319	287	(a)	(20)	290
		(i)	(1)			(i)	18			(f)	(3)
		(j)	44			(j)	31			(j)	26
Income from continuing
operations before other items	213		46	259	240		87	327	380		(8)	372

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

	2004				2003				2002
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP

Equity income	54	(a)	2	7	38	(j)	(35)	3	44	(j)	(41)	3
		(j)	(49)
Minority interests	(15)	(a)	(1)	(16)	(16)		-	(16)	(3)		-	(3)
Income from
continuing operations	252		(2)	250	262		52	314	421		(49)	372
Income (Loss) from
discontinued operations	6		-	6	(159)		-	(159)	(21)		-	(21)
Income before
cumulative effect of
accounting changes	258		(2)	256	103		52	155	400		(49)	351
Cumulative effect of accounting
changes	-		-	-	(39)	(f)	39	-	(748)	(e)	748	-
Net income (Loss)	258		(2)	256	64		91	155	(348)		699	351
Dividends on preference shares	6		-	6	7		-	7	5		-	5
Net income (Loss) attributable
to common shareholders	252		(2)	250	57		91	148	(353)		699	346

(a)   Derivatives

(b)   Currency translation

(c)   Investments

(d)   Minimum pension liability

(e)   Impairment of goodwill

(f)    Asset retirement obligations

(g)   Deferred translation adjustments

(h)   Income taxes

(i)    Acquired in-process research and development

(j)    Joint ventures

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.      DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Earnings Per Share ─ Canadian GAAP

	2004	2003	2002

Earnings (Loss) per share
Basic and Diluted:
Income from continuing operations	0.66	0.95	1.14
Income (Loss) from discontinued operations	0.02	(0.49)	(0.07)
Net income per common share - basic and diluted	0.68	0.46	1.07

Consolidated Statement of Retained Earnings ─ Canadian GAAP

	2004	2003	2002

Retained earnings - beginning of year

	3,350	3,395	3,989

Accounting change
Impairment of goodwill as at January 1, 2002	-	-	(748)
	3,350	3,395	3,241
Net income	256	155	351

Dividends
Common	(221)	(193)	(192)
Preference	(6)	(7)	(5)
Retained earnings - end of year	3,379	3,350	3,395

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.           DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2004				2003				2002
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Balance Sheet
Current assets
Cash and time deposits	184	(j)	53	237	686	(j)	26	712	97	(j)	12	109
Trade receivables	3,232	(j)	(133)	3,099	2,937	(j)	(31)	2,906	1,390	(j)	(147)	1,243
Other receivables	936	(a)	103	1,113	686	(a)	(49)	690	676	(a)	(34)	541
		(j)	74			(j)	53			(j)	(101)
Deferred income taxes	214	(a)	(34)	180	49		-	49	-		-	-
Inventories	4,029	(j)	153	4,182	3,663	(a)	2	3,783	1,862	(a)	4	1,942
						(j)	118			(j)	76
Current assets held for sale	817		-	817	1,093		-	1,093	116		-	116
Total current assets	9,412		216	9,628	9,114		119	9,233	4,141		(190)	3,951
Deferred charges and other	2,877	(a)	21	1,272	1,563	(a)	5	898	1,178	(a)	(1)	667
assets		(c)	(8)			(c)	(6)			(c)	(6)
		(j)	(1,618)			(j)	(664)			(j)	(504)
Deferred income taxes	870	(j)	3	873	892		-	892	189		-	189
Property, plant and equipment
Cost (excluding Construction	21,922	(j)	2,343	24,265	22,030	(j)	1,711	23,741	16,238	(f)	140	17,740
work in progress)										(j)	1,362
Construction work in progress	816	(j)	16	832	637	(j)	26	663	516	(j)	47	563
Accumulated depreciation	(9,445)	(j)	(1,180)	(10,625)	(8,509)	(j)	(906)	(9,415)	(7,319)	(f)	(90)	(8,181)
										(j)	(772)
	13,293		1,179	14,472	14,158		831	14,989	9,435		687	10,122
Intangible assets, net of
accumulated amortization	1,230	(a)	4	1,105	1,160	(d)	(224)	1,000	452	(d)	(143)	317
		(d)	(253)			(i)	50			(j)	8
		(i)	46			(j)	14
		(j)	78
Goodwill	5,496	(j)	837	6,333	4,686	(j)	174	4,860	2,136	(j)	168	2,304
Long-term assets held for sale	163		-	163	375		-	375	230		-	230
Total assets	33,341		505	33,846	31,948		299	32,247	17,761		19	17,780

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

35.         DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2004				2003				2002
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Current liabilities
Payables and accrued liabilities	5,464	(a)	(11)	5,517	4,846	(a)	(111)	4,868	2,483	(a)	(51)	2,353
		(j)	64			(j)	133			(j)	(79)
Short-term borrowings	2,486		-	2,486	1,764	(j)	41	1,805	378	(j)	3	381
Debt maturing within one year	569	(j)	81	650	341	(j)	16	357	249	(j)	47	296
Deferred income taxes	23	(a)	(2)	27	81		-	81	-		-	-
		(j)	6
Current liabilities of operations
held for sale	714		-	714	559		-	559	69		-	69
Total current liabilities	9,256		138	9,394	7,591		79	7,670	3,179		(80)	3,099
Debt not maturing within one
year	6,345	(j)	198	6,543	7,437	(j)	168	7,605	3,120	(j)	67	3,187
Deferred credits and other	4,975	(a)	19	4,031	4,306	(a)	17	3,657	1,996	(a)	(10)	1,523
liabilities		(d)	(1,036)			(d)	(730)			(d)	(610)
		(j)	73			(j)	64			(f)	107
										(j)	40
Deferred income taxes	1,543	(a)	9	2,007	1,696	(a)	27	1,996	1,010	(a)	9	1,220
		(d)	235			(d)	156			(d)	148
		(i)	16			(i)	18			(f)	(18)
		(j)	204			(j)	99			(j)	71
Long-term liabilities of
operations held for sale	260		-	260	238		-	238	14		-	14
Minority interests	236		-	236	403		-	403	150		-	150
Shareholders' equity
Redeemable non-retractable
preference shares	160		-	160	160		-	160	160		-	160
Common shareholders' equity
Common shares	6,670		-	6,670	6,461		-	6,461	4,731		-	4,731
Additional paid-in capital	112		-	112	128		-	128	42		-	42
Retained earnings	3,362	(a)	42	3,379	3,331	(a)	42	3,350	3,467	(a)	21	3,395
		(b)	(55)			(b)	(55)			(b)	(54)
		(i)	30			(i)	32			(f)	(39)
Common shares held by a
subsidiary	(35)		-	(35)	(56)		-	(56)	-		-	-
Deferred translation	-	(a)	(29)	1,089	-	(a)	(29)	635	-	(b)	54	259
adjustments		(b)	55			(b)	55			(g)	205
		(g)	1,063			(g)	609
Accumulated other	457	(a)	66	-	253	(a)	12	-	(108)	(c)	(6)	-
comprehensive income		(c)	(8)			(c)	(6)			(d)	319
(loss)		(d)	548			(d)	350			(g)	(205)
		(g)	(1,063)			(g)	(609)
	10,566		649	11,215	10,117		401	10,518	8,132		295	8,427
	10,726		647	11,375	10,277		401	10,678	8,292		295	8,587
Total liabilities and share-
holders' equity	33,341		505	33,846	31,948		299	32,247	17,761		19	17,780

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in millions of US$, except where indicated)

36.          PRIOR YEAR AMOUNTS

Certain prior year amounts have been reclassified to conform with the 2004 presentation.

Quarterly Financial Data (unaudited)

(IN MILLIONS OF US$, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH	YEAR

2004
Revenues	6,005	6,193	6,169	6,518	24,885
Cost of sales and operating expenses	4,958	4,904	4,983	5,358	20,203
Depreciation and amortization	336	324	322	355	1,337
Income taxes	41	125	134	75	375
Other items	537	555	559	1,067	2,718
Income (Loss) from continuing operations(1)	133	285	171	(337)	252
Income (Loss) from discontinued operations	(27)	46	(4)	(9)	6
Net income (Loss)	106	331	167	(346)	258
Dividends on preference shares	2	1	1	2	6
Net income (Loss) attributable to common
shareholders	104	330	166	(348)	252
Net income (Loss) per share common share - basic
Income (Loss) from continuing operations	0.36	0.77	0.46	(0.92)	0.67
Income (Loss) from discontinued operations	(0.07)	0.12	(0.01)	(0.02)	0.02
Net income (Loss) per common share - basic (2)	0.29	0.89	0.45	(0.94)	0.69
Net Income (Loss) per share common share -
diluted
Income (Loss) from continuing operations	0.35	0.77	0.46	(0.91)	0.67
Income (Loss) from discontinued operations	(0.07)	0.12	(0.01)	(0.02)	0.02
Net income (Loss) per common share -
diluted (2)	0.28	0.89	0.45	(0.93)	0.69
Net income (Loss) under Canadian GAAP(3)	111	333	135	(323)	256
2003
Revenues	3,249	3,505	3,529	3,567	13,850
Cost of sales and operating expenses	2,614	2,838	2,842	2,877	11,171
Depreciation and amortization	208	216	221	217	862
Income taxes	141	144	65	(92)	258
Other items	270	284	293	450	1,297
Income from continuing operations(1)	16	23	108	115	262
Loss from discontinued operations	(4)	(115)	(21)	(19)	(159)
Income (Loss) before cumulative
effect of accounting change	12	(92)	87	96	103
Cumulative effect of accounting change	(39)	-	-	-	(39)
Net income (Loss)	(27)	(92)	87	96	64
Dividends on preference shares	2	1	2	2	7
Net income (Loss) attributable to common
shareholders	(29)	(93)	85	94	57
Net income (Loss) per common share - basic and
diluted
Income from continuing operations	0.04	0.07	0.32	0.36	0.79
Loss from discontinued operations	(0.01)	(0.36)	(0.06)	(0.06)	(0.49)
Cumulative effect of accounting change	(0.12)	-	-	-	(0.12)
Net income (Loss) per common share - basic and
diluted (2)	(0.09)	(0.29)	0.26	0.30	0.18
Net income (Loss) under Canadian GAAP(3)	-	(102)	94	163	155

Alcan Inc.

Quarterly Financial Data(unaudited) (cont'd)

(IN MILLIONS OF US$, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH	YEAR
2002
Revenues	2,921	3,182	3,215	3,165	12,483
Cost of sales and operating expenses	2,350	2,546	2,578	2,558	10,032
Depreciation and amortization	184	195	191	202	772
Income taxes	104	109	41	33	287
Other items	132	276	239	324	971
Income from continuing operations(1)	151	56	166	48	421
Loss from discontinued operations	(3)	(1)	(7)	(10)	(21)
Income before cumulative
effect of accounting change	148	55	159	38	400
Cumulative effect of accounting change	(748)	-	-	-	(748)
Net income (Loss)	(600)	55	159	38	(348)
Dividends on preference shares	1	1	1	2	5
Net income (Loss) attributable to common shareholders	(601)	54	158	36	(353)
Net income (Loss) per common share - basic and
diluted
Income from continuing operations	0.46	0.18	0.51	0.14	1.29
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)	(0.07)
Cumulative effect of accounting change	(2.32)	-	-	-	(2.32)
Net income (Loss) per common share - basic and
diluted (2)	(1.87)	0.17	0.49	0.11	(1.10)
Net income under Canadian GAAP(3)	77	62	196	16	351

(1)   The first quarter of 2004 included one-time purchase accounting adjustments of $56 related to the Pechiney inventory revaluation, synergy costs of $8, restructuring charges of $5 for various operations in North America, a gain of $5 on the sale of assets in the U.K. and favourable tax adjustments of $3 related to a tax settlement in Germany.  The second quarter of 2004 included a deferred tax charge of $46 related to a tax reorganization, a gain of $42 resulting from a dilution of the Company's interest in an anode-producing joint venture in the Netherlands, synergy costs of $8 related to the Pechiney and FlexPac acquisitions, and a $15 gain related to changes in a pension program in Brazil (Other).  The third quarter of 2004 included a deferred tax recovery of $46 relating to further restructuring of Pechiney legal entities, restructuring charges of  $17 related principally to the closure of a rolled products facility in the U.K. and a $11 charge for a purchase accounting adjustment related to inventory.  The fourth quarter of 2004 included a goodwill impairment charge of $154, an asset impairment charge of $65 related to two rolling mills in Italy, purchase accounting and related adjustments of $46, expenses of $31 related to the spin-off of Novelis, synergy costs of $30, and a gain of $4 resulting from a dilution of the Company's interest in an anode-producing joint venture in the Netherlands.

The first quarter of 2003 included $11 of tax adjustments related to prior years.  The second quarter of 2003 included after-tax gains of $41 on the sale of non-core assets, partially offset by $10 of after-tax charges for plant closures in the U.S.  The third quarter of 2003 included a loss of $13 on the sale of a subsidiary in Thailand, financing related gains of $8 on the acquisition of Pechiney and legal and environmental provisions of $7 for sites in the U.S. and Switzerland.  The fourth quarter of 2003 included one-time favourable tax benefits of $85 arising from changes in Australian tax legislation, currency-related gains of $57 on the financing  of the Pechiney acquisition, gains of $11 on sales of assets in the U.K. and an extrusion business in Malaysia.  Partially offsetting these gains were after-tax charges of $32 for purchase accounting adjustments related to in-process research and development, a goodwill impairment charge of $28 related to Engineered Products, synergy costs of $14, restructuring costs of $11 for a packaging operation in Switzerland, and $10 for environmental provisions in the U.S.

Alcan Inc.

Quarterly Financial Data (unaudited) (cont'd)

The first quarter of 2002 included net after-tax charges of $7 relating mainly to the restructuring program announced in 2001. The charges included a fixed asset impairment charge of $9 relating to the recycling operations at the Borgofranco plant in Italy and a loss of $5 on the sale of extrusions operations in Thailand. The second quarter of 2002 included net after-tax charges of $8 relating mainly to the restructuring program announced in 2001. The charges included severance and pension costs of $7 relating to the closure of the Bracebridge cable plant in Ontario, Canada. The third quarter of 2002 included net after-tax charges of $6 relating mainly to increases of $9 to legal provisions and net recoveries of $2 relating to the 2001 restructuring program principally arising from severance costs of $4 for the extrusions operations in Malaysia, light gauge operations in Fairmont, West Virginia, and certain cable operations in North America, and income of $8, primarily for the write-back of excess contract loss provisions. The fourth quarter of 2002 included net after-tax charges of $84 relating mainly to a provision of $68 for the ruling on a contract dispute with Powerex (an affiliate of BC Hydro) and charges of $20 for the closures of the specialty chemicals plant at Burntisland, U.K. and the Banbury, U.K. R&D facilities. These charges were partially offset by a gain of $24 on the sale of a portfolio investment.

(2)	Net income per common share calculations are based on the average number of common shares outstanding in each period. See note 6 - Earnings Per Share - Basic and Diluted.
(3)	See note 35 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) for explanation of differences between U.S. and Canadian GAAP.

Alcan Inc.

ELEVEN-YEAR SUMMARY

	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP
CONSOLIDATED INCOME STATEMENT ITEMS (in millions of US$)
Sales and operating revenues	24,885	13,850	12,483	12,545	9,237	7,324	7,789	7,777	7,614	9,287	8,216
Cost of sales and operating expenses	20,203	11,171	10,032	10,108	7,342	5,695	6,076	6,005	5,919	7,247	6,740
Depreciation and amortization	1,337	862	772	809	496	477	462	436	431	447	431
Selling, administrative and general expenses	1,612	758	580	567	426	388	448	444	422	484	528
Research and development expenses	239	190	115	134	80	67	70	72	71	76	72
Interest	346	212	198	242	67	76	92	101	125	204	219
Goodwill impairment	154	28	-	-	-	-	-	-	-	-	-
Other expenses (income) - net	406	131	119	818	32	(40)	(12)	(34)	13	(39)	(14)
Income taxes	375	258	287	(15)	232	211	210	248	212	326	112
Equity income (loss)	54	38	44	44	35	(1)	(48)	(33)	(10)	(3)	(29)
Minority interests	(15)	(16)	(3)	14	1	(14)	4	(4)	(1)	4	(3)
Income (Loss) from continuing operations before amortization of goodwill and extraordinary item	252	262	421	(60)	598	435	399	468	410	543	96
Amortization of goodwill	-	-	-	-	16	-	-	-	-	-	-
Income (loss) from continuing operations before extraordinary item	252	262	421	(60)	582	435	399	468	410	543	96
Extraordinary gain (loss)	-	-	-	-	-	-	-	17	-	(280)	-
Income (Loss) from continuing operations	252	262	421	(60)	582	435	399	485	410	263	96
Income (Loss) from discontinued operations	6	(159)	(21)	(6)	-	-	-	-	-	-	-
Income (Loss) before cumulative effect of accounting change	258	103	400	(66)	582	435	399	485	410	263	96
Cumulative effect of accounting change, net of income tax	-	(39)	(748)	(12)	-	-	-	-	-	-	-
Net Income (Loss)	258	64	(348)	(78)	582	435	399	485	410	263	96
Net income (Loss) attributable to common shareholders	252	57	(353)	(86)	572	426	389	475	394	239	75
CONSOLIDATED BALANCE SHEET ITEMS (in millions of US$)
Operating working capital **	2,733	2,440	1,445	1,237	2,354	1,307	1,682	1,483	1,461	1,731	1,675
Capital assets and goodwill - net**	20,019	20,004	12,023	12,054	12,118	6,434	5,897	5,458	5,470	5,672	5,534
Total assets	33,341	31,948	17,761	17,551	17,846	9,839	9,901	9,374	9,228	9,736	10,003
Total debt**	9,400	9,542	3,747	3,990	4,572	1,489	1,789	1,515	1,516	1,985	2,485
Deferred income taxes - net**	482	836	821	751	1,144	781	747	969	996	979	914
Minority interests**	236	403	150	132	244	207	110	43	73	28	28
Preference shares	160	160	160	160	160	160	160	203	203	353	353
Common shareholders' equity	10,566	10,117	8,132	8,410	8,580	5,358	5,359	4,871	4,661	4,482	4,308
PER COMMON SHARE (in US$)
Net income (Loss) before amortization of goodwill and extraordinary item	0.69	0.18	(1.10)	(0.27)	2.37	1.95	1.71	2.02	1.74	2.30	0.34
Net income (Loss) before extraordinary item	0.69	0.18	(1.10)	(0.27)	2.37	1.95	1.71	2.02	1.74	2.30	0.34
Net income (Loss)	0.69	0.18	(1.10)	(0.27)	2.31	1.95	1.71	2.09	1.74	1.06	0.34
Dividends paid	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.45	0.30
Common shareholders' equity	28.56	27.70	25.30	26.21	26.99	24.47	23.71	21.43	20.57	19.84	19.17
Market price - NYSE close	49.04	46.95	29.52	35.93	34.19	41.38	27.06	27.63	33.63	31.13	25.38

Alcan Inc.

	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP
OPERATING DATA (in thousands of tonnes except for LME price)
Consolidated aluminum shipments
Ingot products (includes primary and secondary ingot, trading and scrap)	2,340	1,552	1,429	1,419	974	859	829	858	810	801	897
Rolled products	2,341	2,022	2,058	1,937	1,855	1,609	1,603	-	-	-	-
Aluminum used in engineered products and packaging	1,347	531	546	536	352	302	220	-	-	-	-
Total fabricated products	3,688	2,553	2,604	2,473	2,207	1,911	1,823	1,694	1,539	1,733	1,763
Conversion of customer-owned metal	415	403	391	344	328	315	289	276	258	225	189
Total aluminum volume	6,443	4,508	4,424	4,236	3,509	3,085	2,941	2,828	2,607	2,759	2,849
Consolidated primary aluminum production	3,382	2,354	2,238	2,042	1,562	1,518	1,481	1,429	1,407	1,278	1,435
Consolidated aluminum purchases	2,172	1,843	1,855	1,865	1,679	1,297	1,227	1,254	1,003	1,365	1,350
Consolidated aluminum inventories (end of year)	831	513	534	528	576	477	469	451	408	449	435
Primary aluminum capacity
Consolidated subsidiaries and joint ventures	3,435	4,076	2,365	2,252	1,899	1,583	1,706	1,558	1,561	1,561	1,561
Total consolidated subsidiaries and related companies	3,435	4,076	2,365	2,252	1,899	1,583	1,706	1,695	1,698	1,712	1,712
Average three-month LME price (US$ per tonne)	1,721	1,428	1,365	1,454	1,567	1,388	1,379	1,620	1,536	1,830	1,500
OTHER STATISTICS
Cash from operating activities from continuing operations (in millions of US$)	1,762	1,801	1,519	1,614	1,059	1,182	739	719	981	1,044	65
Cash from (used for) financing activities from continuing operations (in millions of US$)	(541)	3,453	(673)	(538)	781	(629)	(95)	(46)	(700)	(744)	(191)
Cash from (used for) investment activities from continuing operations (in millions of US$)	(1,728)	(4,594)	(860)	(1,182)	(2,074)	(838)	(656)	(587)	178	(273)	71
Cash used for capital expenditures (in millions of US$)	1,289	838	627	1,017	1,482	1,169	805	641	482	390	264
Cash used for business acquisitions (in millions of US$)	466	3,819	346	404	244	129	72	-	-	51	92
Debt as a percentage of invested capital (%)	46	47	31	46	34	21	24	23	23	29	35
Average number of employees (in thousands)	82	47	47	48	35	38	36	33	34	39	42
Common shareholders - registered (in thousands at end of year)	18	18	18	18	19	20	20	21	22	23	26
Common shares outstanding (in millions at end of year)	370	365	321	321	318	218	226	227	227	226	225
Registered in Canada (%) *	82	82	80	79	76	61	60	61	61	61	55
Registered in the United States (%)	18	18	20	21	24	39	39	39	39	38	44
Registered in other countries (%)	-	-	-	-	-	-	1	-	-	1	1
Return on average common shareholders' equity (%)	2	1	(4)	(1)	8	8	7	10	9	5	2

*         Shares held by former algroup and Pechiney shareholders are registered in Canada.

**       Excludes assets and liabilities of operations held for sale.

            See note 35 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) for Canadian GAAP information.